UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant
Filed by a Party other than Registrant

Check the appropriate box:

    Preliminary Proxy Statement

    Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

    Definitive Proxy Statement

    Definitive Additional Materials

    Soliciting Material Pursuant to § 240.14a-12

CRANE CO.
(Name of Registrant as Specified in Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

No fee required

Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

Fee paid previously with preliminary materials:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

1.	Amount previously paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

CRANE CO. 100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

March 10, 2008

Dear Crane Co. Shareholder:

Crane Co. cordially invites you to attend the Annual Meeting of the Shareholders of Crane Co., at 10:00 a.m. Eastern Daylight Time on Monday, April 21, 2008 in the Riverside Room at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the meeting. Management will report on current operations, and there will be an opportunity for discussion of Crane Co. and its activities. Our 2007 Annual Report accompanies this Proxy Statement.

It is important that your shares be represented at the meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card, or by using the internet address or the toll-free telephone number on the proxy card.

Sincerely,
R.S. EVANS Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE SHAREHOLDER MEETING TO BE HELD ON APRIL 21, 2008.

THIS PROXY STATEMENT AND THE 2007 ANNUAL REPORT TO SHAREHOLDERS
ARE AVAILABLE AT
WWW.CRANECO.COM/INVESTORS/ANNUALS.CFM.

CRANE CO.
100 FIRST STAMFORD PLACE
STAMFORD, CONNECTICUT 06902

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
APRIL 21, 2008

March 10, 2008

To the Shareholders of Crane Co.:

THE ANNUAL MEETING OF THE SHAREHOLDERS OF CRANE CO. will be held in the Riverside Room at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut on Monday, April 21, 2008 at 10:00 a.m., Eastern Daylight Time, for the following purposes:

1.	To elect four directors to serve for three-year terms until the Annual Meeting of Shareholders in 2011;

2.	To consider and vote on a proposal to ratify the selection of Deloitte & Touche LLP as independent auditors for Crane Co. for 2008;

3.	To consider and vote on a proposal submitted by a shareholder concerning adoption of the MacBride Principles in reference to the operations of a Crane Co. subsidiary in Northern Ireland; and

4.	To conduct any other business that properly comes before the meeting, in connection with the foregoing or otherwise.

The Board of Directors has fixed the close of business on February 29, 2008 as the record date for the meeting; shareholders at that date and time are entitled to notice of and to vote at the meeting or any adjournment. A complete list of shareholders as of the record date will be open to the examination of any shareholder during regular business hours at the offices of Crane Co., 100 First Stamford Place, Stamford, Connecticut, for ten days before the meeting, as well as at the meeting.

In order to assure a quorum, it is important that shareholders who do not expect to attend the meeting in person fill in, sign, date and return the enclosed proxy in the accompanying envelope, or use the internet address or the toll-free telephone number on the enclosed proxy card.

By Order of the Board of Directors,
AUGUSTUS I. DUPONT Secretary

IF YOU EXPECT TO ATTEND THE MEETING IN PERSON, PLEASE WRITE FOR YOUR ADMISSION CARD TO THE CORPORATE SECRETARY, CRANE CO., 100 FIRST STAMFORD PLACE, STAMFORD, CONNECTICUT 06902.

CRANE CO.
100 FIRST STAMFORD PLACE STAMFORD, CONNECTICUT 06902

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
APRIL 21, 2008

The Board of Directors of Crane Co. asks you to complete and return the enclosed proxy for use at the Annual Meeting of Shareholders to be held in the Riverside Room at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut, on Monday, April 21, 2008, at 10:00 a.m., Eastern Daylight Time, or at any postponement or adjournment of the meeting.

This Proxy Statement and enclosed form of proxy are first being sent to shareholders on or about March 10, 2008.

The enclosed proxy, if properly executed, received by the Secretary prior to the meeting, and not revoked, will be voted in accordance with the directions indicated on the proxy. If no directions are indicated, the proxy will be voted for each nominee named in this Proxy Statement for election as a director, for the proposal to ratify the selection of Deloitte & Touche LLP as our independent auditors for 2008, and against the shareholder proposal concerning the MacBride Principles. If any other matter is presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by the proxy will be voted in accordance with the discretion of the person or persons named in the proxy.

A shareholder may revoke a proxy at any time before the vote is taken, either by written notice to the Corporate Secretary, by submitting a new proxy, or by casting a vote in person at the meeting.

As an alternative to using the written form of proxy, shareholders of record may vote by using the toll-free number listed on the enclosed proxy card, proving their identity by using the Personal Identification Number shown on the card. Alternatively, shareholders of record may give voting instructions at the website www.investorvote.com/cr. Both procedures allow shareholders to appoint a proxy to vote their shares and to confirm that their instructions have been properly recorded. Counsel has advised us that these procedures are consistent with the requirements of applicable law. The enclosed proxy card includes specific instructions to be followed by any shareholder of record interested in voting by telephone or on the internet.

Outstanding Shares and Required Votes.    As of the close of business on February 29, 2008, the record date for determining shareholders entitled to vote at the Annual Meeting, Crane Co. had issued and outstanding 59,970,235 shares of common stock, par value $1.00 per share. Each share of Crane Co. common stock is entitled to one vote at the meeting. Four directors of one class will be elected by a plurality vote of the holders of shares present in person or represented by proxy and entitled to vote at the meeting. The ratification of the selection of auditors and approval of the shareholder proposal require the affirmative vote of a majority of the votes cast by the holders of shares of common stock present in person or represented by proxy and entitled to vote at the meeting. Shareholders may abstain from voting on all proposals expected to be brought before the meeting other than the election of directors.

Under the rules of the New York Stock Exchange, Inc. (the ‘‘NYSE’’), brokers holding shares for customers have authority to vote on certain matters even if they have not received instructions from the beneficial owners, but do not have such authority as to certain other matters (‘‘broker non-votes’’). The NYSE has advised us that member firms of the NYSE may vote without specific instructions from beneficial owners on the election of directors and the ratification of the selection of auditors.

With regard to the election of directors for terms ending in 2011, votes may be cast in favor or withheld, and the four persons receiving the highest number of votes will be elected as directors. As to the ratification of the selection of auditors and the shareholder proposal, abstaining from voting will have the same effect as a negative vote. Broker non-votes do not count as votes cast for or against the question, and therefore will not affect the outcome of the voting at the meeting.

ELECTION OF DIRECTORS

The Board of Directors currently consists of twelve members divided into three classes.

At the Annual Meeting, Mr. E. Thayer Bigelow, Mr. Philip R. Lochner, Jr., Mr. Ronald F. McKenna and Mr. Charles J. Queenan, Jr. are nominated for election by shareholders to hold office for three-year terms until the Annual Meeting in 2011 and until their successors are elected and qualified.

The Nominating and Governance Committee has proposed, and the Board of Directors recommends, that each of the four nominees (all of whom are current members of the Board) be elected to the Board. If you properly execute and return the enclosed proxy, your shares will be voted for each nominee unless the enclosed proxy is marked to show an intention to withhold the vote.

If, before the meeting, any nominee becomes unavailable for election as a director, the persons named in the enclosed form of proxy will vote for whichever nominee, if any, the Board of Directors recommends to fill the vacancy, or the Board of Directors may reduce the number of directors to eliminate the vacancy.

Shown below for each of the nominees for election and for each of those directors whose terms will continue are the individual’s age, position with Crane Co. if any, period of service as a Crane Co. director, business experience during at least the past five years and directorships in other public companies. Holdings of Crane Co. stock as of February 29, 2008, are also shown, determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, which includes shares subject to stock options exercisable within 60 days. No director except Mr. E. C. Fast beneficially owns more than 1% of the outstanding shares of Common Stock. For more information on shareholdings of directors and officers, please see Beneficial Ownership of Common Stock by Directors and Management, page 10.

Common Shares Beneficially Owned
Nominees to Be Elected For Terms to Expire in 2011
E. THAYER BIGELOW	66,711
Age 66; Director since 1984. Managing Director, Bigelow Media, New York, NY (advisor to media and entertainment companies) since September 2000 and Senior Advisor, Time Warner Inc., New York, NY (media and entertainment) since October 1998. Other directorships: Huttig Building Products, Inc.; Lord Abbett & Co. Mutual Funds (42 funds).
PHILIP R. LOCHNER, JR.	1,266
Age 64; Director since December 2006. Director of public companies. Senior Vice President and Chief Administrative Officer, Time Warner, Inc., New York, NY (media and entertainment) from 1991 to 1998. A commissioner of the Securities and Exchange Commission from 1990 to 1991. Other directorships: Apria Healthcare Group, Inc.; CLARCOR Inc.; CMS Energy Corporation; Monster Worldwide Inc.
RONALD F. MCKENNA	6,346
Age 67; Director since January 2006. Retired December 2005 as Chairman, and December 2004 as President and Chief Executive Officer, of Hamilton Sundstrand Corporation, a subsidiary of United Technologies Corporation, Hartford, CT (high technology products and services for building and aerospace industries). President and Chief Executive Officer of Hamilton Sundstrand Corporation from 1999 through December 2004.

Common Shares Beneficially Owned
CHARLES J. QUEENAN, JR.	26,129
Age 77; Director since 1986. Senior Counsel (retired) since 1995, and prior thereto Partner, Kirkpatrick & Lockhart Preston Gates Ellis LLP, Pittsburgh, PA (attorneys at law).
Directors Whose Terms Expire in 2010
KAREN E. DYKSTRA	12,790
Age 49; Director since 2004. Partner, Plainfield Asset Management LLC, Greenwich, CT (a registered investment advisor) since January 2007, and Chief Operating Officer and Chief Financial Officer of Plainfield Direct Inc., Greenwich, CT (a direct lending and investment business of Plainfield Asset Management LLC) since May 2006. Vice President–Finance and Chief Financial Officer of Automatic Data Processing, Inc. (‘‘ADP’’), Roseland, NJ (provider of computerized transaction processing, data communications and information services) from January 2003 to May 2006. Vice President–Finance of ADP from July 2001 to January 2003. Corporate Controller of ADP from October 1998 to July 2001. Other directorships: Gartner, Inc.; Plainfield Direct Inc.
RICHARD S. FORTÉ	14,078
Age 63; Director since 1983. Retired. Chairman, Forté Cashmere Company, South Natick, MA (importer and manufacturer) from January 2002 to April 2004. President, Dawson Forté Cashmere Company (importer) from 1997 to 2001. Other directorships: Huttig Building Products, Inc.
WILLIAM E. LIPNER	23,412
Age 60; Director since 1999. Chairman and Chief Executive Officer, Insight Express, Inc., Stamford, CT (online marketing research services) since April 2005. Executive Vice Chairman, Taylor Nelson Sofres PLC, London, England (market research services) from July 2003 to March 2004. Chairman and Chief Executive Officer, NFO WorldGroup, Inc., Greenwich, CT (marketing information research services worldwide) from 1982 to March 2004.
JAMES L. L. TULLIS	22,609
Age 60; Director since 1998. Chief Executive Officer, Tullis-Dickerson & Co., Inc., Greenwich, CT (venture capital investments in the health care industry) since 1986. Other directorships: Lord Abbett & Co. Mutual Funds (42 funds).

Common Shares Beneficially Owned
Directors Whose Terms Expire in 2009
DONALD G. COOK	5,019
Age 61; Director since August 2005. General, United States Air Force (Retired). Commander, Air Education and Training Command, Randolph Air Force Base, San Antonio, TX from December 2001 to August 2005. Vice Commander, Air Combat Command, Langley Air Force Base, Hampton, VA from June 2000 to December 2001. Vice Commander, Air Force Space Command, Peterson Air Force Base, Colorado Springs, CO from July 1999 to June 2000. Other directorships: Burlington Northern Santa Fe Corporation; Hawker Beechcraft Inc.; USAA Federal Savings Bank.
R. S. EVANS	512,108
Age 63; Director since 1979. Chairman of the Board of Crane Co. since April 2001. Chairman and Chief Executive Officer of Crane Co. from 1984 to 2001. Other directorships: HBD Industries, Inc; Huttig Building Products, Inc.
ERIC C. FAST	1,582,490
Age 58; Director since 1999. President and Chief Executive Officer of Crane Co. since April 2001. President and Chief Operating Officer of Crane Co. from September 1999 to April 2001. Other directorships: Automatic Data Processing Inc.; National Integrity Life Insurance.
DORSEY R. GARDNER	48,495
Age 65; Director from 1982 to 1986 and since 1989. President, Kelso Management Company, Inc., Boston, MA (investment management) since 1980. Other directorships: Huttig Building Products, Inc.; Kelso Management Company, Inc; Otologics, LLC; The Thomas Group, Inc.

Corporate Governance Matters

The Board of Directors has adopted Corporate Governance Guidelines which reflect the Board’s commitment to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing long-term shareholder value. The Corporate Governance Guidelines are available on our website at www.craneco.com/investors/governance.cfm. Copies are also available in print free of charge upon request to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902.

Conflicts of Interest; Transactions with Related Persons.    Crane Co. has established a Conflict of Interest Policy, CP-103, to which all directors, officers and salaried employees are subject. Those subject to the policy are required to disclose to the General Counsel in writing each outside relationship, activity and interest that creates a potential conflict of interest, including prior disclosure of transactions with third parties. All directors, executive officers and other salaried employees are required to certify in writing each year whether they are personally in compliance with CP-103 and whether they have knowledge of any other person’s failure to comply. In addition, each director and executive officer is required to complete an annual questionnaire which calls for disclosure of any transactions above a stated amount in which Crane Co. or a Crane Co. affiliate is or is to be a participant on the one hand, and in which the director or officer or any member of his or her family has a direct or indirect material interest on the other. The Board of Directors is of the opinion that these procedures in the aggregate are sufficient to allow for the review, approval or ratification of any ‘‘Transactions with Related Persons’’ that would be required to be disclosed under applicable SEC rules.

Attendance.    The Board of Directors met eight times during 2007. Each director attended over 85% of the Board and Committee meetings held in the period during which he or she was a director and Committee member. In addition, it is Crane Co.’s policy that each of our directors attend the Annual Meeting; all directors were in attendance at the 2007 Annual Meeting.

Executive Sessions of Non-Management Directors.    Three of the meetings of the Board during 2007 included executive sessions without management present, presided over by R. S. Evans, Chairman of the Board. Crane’s Corporate Governance Guidelines require our non-management directors to meet in executive session without management on a regularly scheduled basis, but not less than two times a year. The Chairman of the Board presides at executive sessions, unless he is a member of management, in which case the presiding person at executive sessions rotates on an annual basis among the Chairs of the Nominating and Governance Committee, the Audit Committee and the Management Organization and Compensation Committee. If the designated person is not available to chair an executive session, then the non-management directors select a person to preside.

Share Ownership Guidelines for Directors.    The Board of Directors has adopted share ownership guidelines which require each director to hold shares of Crane Co. stock having a fair market value not less than five times the director’s annual retainer. A director must have attained this ownership level by the fifth anniversary of his or her first election as a director. All directors who had attained their fifth anniversary of service were in compliance with this policy as of December 31, 2007.

Shareholder Communications with Directors.    The Board has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any Chair of any such committee by mail or electronically. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any individual director or group or committee of directors by either name or title. All such correspondence should be sent to Crane Co., c/o Corporate Secretary, 100 First Stamford Place, Stamford, CT 06902. To communicate with any of our directors electronically, shareholders should use the following e-mail address: adupont@craneco.com.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents will be forwarded promptly to the addressee unless they are in the nature of advertising or promotion of a product or service, or are patently offensive or irrelevant. To the extent that the communication involves a request for information, such as an inquiry about Crane Co. or stock-related matters, the Corporate Secretary’s office may handle the inquiry directly. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Independent Status of Directors

Standards for Director Independence.    No director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with Crane Co. The Board has adopted the standards set forth below in order to assist the Nominating and Governance Committee and the Board itself in making determinations of director independence pursuant to the guidelines and requirements set forth by the New York Stock Exchange. Any of the following relationships would preclude a director from qualifying as an independent director:

•	The director is or was an employee, or the director’s immediate family member is or was an executive officer, of Crane Co. other than as an interim Chairman or CEO, unless at least three years have passed since the end of such employment relationship.

•	The director is or was within the past three years an executive officer or an employee, or the director’s immediate family member is or was within the past three years an executive officer, of an organization (other than a charitable organization) that in any of the last three completed fiscal years made payments to, or received payments from, Crane Co. for property or services, if the amount of such payments exceeded the greater of $1 million, or 2% of the other organization’s consolidated gross revenues.

•	The director has received, or the director’s immediate family member has received, direct compensation from Crane Co., if the director is a member of the Audit Committee or the amount of such direct compensation received during any twelve-month period within the preceding three years has exceeded $100,000 per year, excluding (i) director and committee fees and pension and other forms of deferred compensation for prior services (so long as such compensation is not contingent in any way on continued service); (ii) compensation received as interim Chairman or CEO; or (iii) compensation received by an immediate family member for service as a non-executive employee of Crane Co.

•	The director is a current partner of or employed by, or the director’s immediate family member is a current partner of, or an employee who participates in audit, assurance or tax compliance (but not tax planning) at, a firm that is the internal or external auditor of Crane Co., or the director was, or the director’s immediate family member was, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Crane Co. audit at that time.

•	The director is or was employed, or the director’s immediate family member is or was employed, as an executive officer of another organization, and any of Crane Co.’s present executive officers serves or served on that other organization’s compensation committee, unless at least three years have passed since the end of such service or the employment relationship.

•	The director is a member of a law firm, or a partner or executive officer of any investment banking firm, that has provided services to Crane Co., if the director is a member of the Audit Committee or the fees paid in any of the last three completed fiscal years or anticipated for the current fiscal year exceed the greater of $1 million or 2% of such firm’s consolidated gross revenues.

The existence of any relationship of the type referred to above, but at a level lower than the thresholds referred to, does not, if entered into in the ordinary course of business, preclude a director from being independent. The Nominating and Governance Committee and the Board review all relevant facts and circumstances before concluding that a relationship is not material or that a director is independent.

Crane Co.’s Standards for Director Independence, along with its Corporate Governance Guidelines and Code of Ethics, which applies to Crane Co.’s directors and to all officers and other employees, are available on our website at www.craneco.com/investors/governance.cfm. Copies are also available in print free of charge upon request to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902.

Independence of Directors.    The Nominating and Governance Committee has reviewed whether any of the directors or nominees for director, other than Mr. Fast and Mr. Evans, has any relationship that, in the opinion of the Committee, (i) is material (either directly or as a partner, shareholder or officer of an organization that has a relationship with Crane Co.) and, as such, reasonably likely to interfere with the exercise by such person of independent judgment in carrying out the responsibilities of a director or (ii) would otherwise cause such person not to qualify as an ‘‘independent’’ director under the rules of the New York Stock Exchange and, in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the associated rules. The Nominating and Governance Committee determined that all of Crane Co.’s directors, other than Mr. Fast and Mr. Evans, are independent in accordance with the foregoing standards, and the Board of Directors has reviewed and approved the determinations of the Nominating and Governance Committee. Mr. Evans serves as non-executive Chairman of the Board pursuant to an employment agreement under which he receives cash compensation of $100,000 per year, maintains an office and secretarial support at Crane Co.’s principal executive office and is permitted to use the corporate aircraft for personal travel. See ‘‘Other Agreements and Information’’ below. Mr. Fast is President and Chief Executive Officer of Crane Co.

In reaching their determinations regarding the independence of the other directors, the Committee and the Board applied the Standards for Director Independence described above, noted among other things the matters described under the caption ‘‘Other Transactions and Relationships’’ on page 30, and determined that the amount and nature of such transactions were not likely to affect the independence of those directors’ judgment.

Committees of the Board; Charters.    The Board of Directors has established an Audit Committee, a Nominating and Governance Committee and a Management Organization and Compensation Committee. Copies of the charters of all three committees are available on our website at www.craneco.com/investors/governance.cfm. Copies are also available in print free of charge upon request to Crane Co., addressed to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902. The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained. The memberships of these committees during 2007 were as follows:

Executive Committee:

•	E. T. Bigelow

•	R. S. Evans (Chair)

•	E. C. Fast

•	C. J. Queenan, Jr.

Audit Committee:

•	K. E. Dykstra (Chair as of April 23, 2007)

•	R. S. Forté

•	D. R. Gardner

•	J. Gaulin (to April 23, 2007 only)

•	P. R. Lochner, Jr. (as of April 23, 2007)

•	C. J. Queenan, Jr. (member and Chair, to April 23, 2007 only)

Nominating and Governance Committee:

•	E. T. Bigelow

•	D. R. Gardner (Chair as of April 23, 2007)

•	J. Gaulin (member and Chair, to April 23, 2007 only)

•	P. R. Lochner, Jr. (as of April 23, 2007)

•	C. J. Queenan, Jr.

Management Organization and Compensation Committee:

•	E. T. Bigelow (Chair)

•	D. G. Cook

•	D. R. Gardner (to April 23, 2007 only)

•	W. E. Lipner

•	R. F. McKenna

•	J. L. L. Tullis

Audit Committee.    The Audit Committee is the Board’s principal agent in fulfilling legal and fiduciary obligations with respect to matters involving Crane Co.’s accounting, auditing, financial reporting, internal control and legal compliance functions. The Audit Committee has the authority and responsibility for the appointment, retention, compensation and oversight of our independent auditors. The Audit Committee met eight times in 2007, including four meetings by conference telephone to review quarterly financial information, with Crane Co.’s management, internal auditors and independent accountants to review matters relating to the quality of financial reporting and internal accounting controls and the nature, extent and results of audits. The Audit Committee’s report appears on page 31.

Audit Committee—Qualifications.    All members of the Audit Committee meet the independence and expertise requirements of the New York Stock Exchange, and all qualify as ‘‘independent’’ under the provisions of Securities and Exchange Commission Rule 10A-3. In addition, the Board of Directors has determined that Ms. Dykstra is an ‘‘audit committee financial expert’’ as defined in regulations of the Securities and Exchange Commission.

Nominating and Governance Committee.    The duties of the Nominating and Governance Committee include developing criteria for selection of and identifying potential candidates for service as directors, policies regarding tenure of service and retirement for members of the Board of Directors and responsibility for and oversight of corporate governance matters. The Nominating and Governance Committee met three times in 2007.

Management Organization and Compensation Committee.    The duties of the Management Organization and Compensation Committee include:

•	Coordinating the annual evaluation of the Chief Executive Officer;

•	Recommending to the Board of Directors all actions regarding compensation of the Chief Executive Officer;

•	Reviewing the compensation of other officers and business unit presidents;

•	Reviewing director compensation;

•	Administering the EVA Incentive Compensation Plan and Stock Incentive Plan;

•	Reviewing and approving any significant changes in or additions to compensation policies and practices; and

•	Reviewing management development and succession planning policies.

The Management Organization and Compensation Committee met three times in 2007. The Management Organization and Compensation Committee’s report appears on page 19.

Independence of Committee Members.    As noted above, each of the members of the Audit Committee, the Nominating and Governance Committee and the Management Organization and Compensation Committee is independent under applicable rules of the New York Stock Exchange and in the case of members of the Audit Committee, the additional requirements under Section 10A of the Securities Exchange Act of 1934 and the associated rules.

Executive Committee.    The Board of Directors has also established an Executive Committee, which meets when a quorum of the full Board of Directors cannot be readily obtained. The Executive Committee may exercise any of the powers of the Board of Directors, except for (i) approving an amendment of the Certificate of Incorporation or By-Laws, (ii) adopting an agreement of merger or sale of all or substantially all of Crane Co.’s assets or dissolution of Crane Co., (iii) filling vacancies on the Board or any committee thereof or (iv) electing or removing officers. The Executive Committee did not meet during 2007.

Director Nominating Procedures.    Our Corporate Governance Guidelines provide that the Board should generally have from nine to twelve directors, a substantial majority of whom must qualify as independent directors under the listing standards of the New York Stock Exchange.

Criteria for Board Membership.    Criteria for Board membership take into account skills, expertise, integrity, diversity and other qualities which are expected to enhance the Board’s ability to manage and direct Crane Co.’s business and affairs. In general, nominees for director should have an understanding of the workings of large business organizations such as Crane Co., and senior level executive experience as well as the ability to make independent, analytical judgments, the ability to be an effective communicator and the ability and willingness to devote the time and effort to be an effective and contributing member of the Board. A director who serves as our Chief Executive Officer should not serve on more than two public company boards in addition to our Board, and other directors should not sit on more than four public company boards in addition to our Board. The members of the Audit Committee should not serve on more than two other audit committees of public companies.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director to sustain and enhance the composition of the Board with the appropriate balance of knowledge, experience, skills, expertise and diversity. In this process, the Committee will consider potential candidates proposed by other members of the Board, by management or by shareholders, and the Committee has the sole authority to retain a search firm to assist in this process, at Crane Co.’s expense.

Nominations by Shareholders.    In considering candidates submitted by shareholders, the Nominating and Governance Committee will take into consideration the needs of the Board and the qualifications of the candidate. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must supply the following information:

•	the name and business address of the proposed candidate;

•	qualifications to be a director of Crane Co.;

•	a description of what would make the proposed candidate a good addition to the Board;

•	a description of any relationships that could affect the proposed candidate’s qualifying as an independent director, including identifying all other public company board and committee memberships;

•	a confirmation of the proposed candidate’s willingness to serve as a director if selected by the Nominating and Governance Committee and nominated by the Board;

•	the name of the shareholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership; and

•	any information about the proposed candidate that would, under the SEC’s proxy rules, be required to be included in our proxy statement if the person were a nominee, including, without limitation, the number of shares of Crane Co. stock beneficially owned by the proposed candidate.

Any shareholder recommendation for next year’s Annual Meeting, together with the information described above, must be sent to the Corporate Secretary at 100 First Stamford Place, Stamford, CT 06902 and, in order to allow for timely consideration, must be received by the Corporate Secretary no earlier than December 22, 2008, and no later than January 21, 2009.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee, as an initial matter, may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board, and the Committee believes that the candidate has the potential to be a good candidate, the Committee would seek to gather information from or about the candidate, review the person’s accomplishments and qualifications in light of any other candidates that the Committee might be considering, and, as appropriate, conduct one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY DIRECTORS AND MANAGEMENT

Crane Co. believes that officers and other key employees, in order to focus their attention on growth in shareholder value, should have a significant equity stake in the corporation. We therefore encourage our officers and key employees to increase their ownership of and to hold Crane Co. stock through the Stock Incentive Plan and the Savings and Investment Plan, as discussed in the Compensation Discussion and Analysis on page 12. Directors also receive 50% of their annual retainer in Deferred Stock Units issued under the 2007 Non-Employee Director Compensation Plan. Beneficial ownership of stock by the non-executive directors, the executive officers named in the Summary Compensation Table, all other executive officers as a group and all directors and executive officers of Crane Co. as a group as of February 29, 2008 is as follows:

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)						Percent of Class
		Shares Owned Directly or Beneficially	Shares Under Restricted Stock Plans (2)	Stock Options Exercisable Within 60 Days	Shares in Company Savings Plan (401(k))	Total Shares Beneficially Owned
Common Stock	E. T. Bigelow	30,811	—	35,900	—	66,711		*
	D. G. Cook	1,894	—	3,125	—	5,019		*
	K. E. Dykstra	6,790	—	6,000	—	12,790		*
	R. S. Evans	500,721	—	—	11,387	512,108		*
	E. C. Fast	300,652	209,805	1,070,000	2,033	1,582,490		2.6%
	R. S. Forté	11,578	—	2,500	—	14,078		*
	D. R. Gardner	14,095	—	34,400	—	48,495		*
	W. E. Lipner	7,912	—	15,500	—	23,412		*
	P. R. Lochner	350	—	916	—	1,266		*
	R. F. McKenna	3,971	—	2,375	—	6,346		*
	C. J. Queenan	26,129	—	—	—	26,129		*
	J. L. L. Tullis	8,609	—	14,000	—	22,609		*
	J. R. Vipond (3)	4,465	—	—	—	4,465		*
	A. I. duPont	60,824	27,836	245,000	2,751	336,411		*
	M. H. Mitchell	21,820	13,168	76,250	819	112,057		*
	E. M. Kopczick	30,122	32,379	135,753	9,908	208,162		*
	Other Executive Officers (11 persons)	161,877	96,061	518,084	11,736	787,758		1.3%
	Total – Directors and Executive Officers as a Group (27 persons)	1,192,620	379,249	2,159,803	38,634	3,770,306	(4)	6.3%

*	Less than one percent.
(1)	As determined in accordance with Rule 13d-3 under the Securities and Exchange Act of 1934.
(2)	Restricted shares are subject to forfeiture if established performance and/or service conditions are not met.
(3)	Mr. Vipond, formerly Vice President — Finance and Chief Financial Officer, ceased to be a Crane Co. employee as of November 14, 2007.
(4)	Does not include 7,778,416 shares of Common Stock owned by The Crane Fund (see Principal Shareholders of Crane Co., page 11); nor 510,471 shares of Common Stock owned by the Crane Fund for Widows and Children; nor an aggregate of 674,715 shares of Common Stock held in trusts for the pension plans of Crane Co. and certain subsidiaries, which shares may be voted and disposed of in the discretion of the trustees unless the sponsor of a particular plan directs otherwise. Mr. duPont and Ms. Kopzick, and one other executive officer, Mr. A. L. Krawitt, are trustees of The Crane Fund and the Crane Fund for Widows and Children. None of the directors or trustees has any beneficial interest in, and all disclaim beneficial ownership of, the shares held by the trusts. In addition, as of February 29, 2008, employees and former employees of Crane Co. held 1,747,379 shares of Common Stock in the Crane Co. Savings and Investment Plan and 697 shares of Common Stock in the Crane Co. Union Employees Savings and Investment Plan.

PRINCIPAL SHAREHOLDERS OF CRANE CO.

The following table sets forth the ownership by each person who owned of record or was known by Crane Co. to own beneficially more than 5% of our common stock on February 29, 2008.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Stock	The Crane Fund (1) 100 First Stamford Place Stamford, CT 06902	7,778,416		13.0%
Common Stock	GAMCO Investors, Inc. One Corporate Center Rye, NY 10580-1435	4,623,109	(2)	7.7%
Common Stock	Barclays Global Investors, NA 45 Fremont Street San Francisco, CA 94105	3,339,932	(3)	5.6%

(1)	The Crane Fund, a trust established for the benefit of former employees, is managed by trustees appointed by the Board of Directors of Crane Co. The incumbent trustees are A.I. duPont, E. M. Kopczick and A. L. Krawitt, all of whom are executive officers of Crane Co. Pursuant to the trust instrument, the shares held by the trust are voted by the trustees as directed by the Board of Directors, the distribution of the income of the trust for its intended purposes is subject to the control of the Board of Directors and the shares may be sold by the trustees only upon the direction of the Board of Directors. None of the directors or the trustees has any direct beneficial interest in, and all disclaim beneficial ownership of, shares held by The Crane Fund.
(2)	As reported in a Form 13F filed February 13, 2008, giving information on shareholdings as of December 31, 2007. The amount shown represents the aggregate of holdings of Crane Co. stock reported by GAMCO Asset Management, Inc. (3,499,609 shares) and Gabelli Funds, LLC (1,123,500 shares). According to documents filed with the Securities and Exchange Commission, each of such entities is a registered investment adviser and a wholly-owned subsidiary of GAMCO Investors, Inc., which is a New York Stock Exchange-listed asset management and financial services company.
(3)	As reported in a Schedule 13G filed January 10, 2008. According to such Schedule 13G: Barclays Global Investors, NA, a U. S. bank, beneficially owns 2,579,217 shares; Barclays Global Fund Advisors, a U.S. investment advisor, beneficially owns 690,738 shares; Barclays Global Investors, Ltd., a bank chartered in England, beneficially owns 59,369 shares; Barclays Global Investors Japan Limited, a Japanese investment advisor, beneficially owns 10,182 shares; and Barclays Global Investors Canada Limited, a Canadian investment advisor, beneficially owns 426 shares of Crane Co.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis explains Crane Co.’s compensation program as it applies to the executive officers named in the Summary Compensation Table on page 20. This discussion and analysis should be read in conjunction with the Summary Compensation Table, its accompanying footnotes and the additional tabular and narrative disclosure that follows the Summary Compensation Table.

Objectives of the Executive Compensation Program

Crane Co.’s executive compensation program is designed and operated with the following objectives:

•	To attract and retain highly-qualified executives;

•	To provide those executives with incentives to continuously improve operating results and to increase shareholder value;

•	To provide benefit programs that are competitive with those of relevant peer companies; and

•	To ensure continuity in the event of a change-in-control transaction.

In pursuit of these objectives, our executive compensation program includes the following elements, each of which is more thoroughly described in this Compensation Discussion and Analysis:

Short-Term:    Crane Co. endeavors to pay its executives annual base salary at competitive levels, generally targeting the 50th percentile of pay scales for similar positions at companies of comparable size and structure. Certain perquisites that have been judged to be reasonable and competitive elements of compensation are provided to senior executives as well.

Short- to Medium-Term:    The principal means of short- to medium-term compensation are the corporate and operating group economic value added (EVA) plans, which are described below. For senior executives who participate in the corporate or operating group EVA plans, including all the named executive officers, this amount is contingent on firmwide or group financial performance as well as on individual performance. These plans are designed to allow executives to share directly in the economic value added to the business during the year, but contain features for target bonuses and deferred payment to encourage retention as well as to buffer individuals against year-to-year variations in the results of the business.

Long-Term:    Long-term compensation, which consists primarily of grants of stock options and restricted stock, is granted in order to focus the attention and efforts of executives and other key employees on shareholder return; for retention purposes, these grants typically vest over a period of years. Prior to 2007, Crane Co. granted options to purchase Crane Co. stock which vest 50% after one year, 75% after two years and in full after three years; however, beginning with the grants made in January 2007, stock options vest 25% per year over four years. We changed the term of stock options from 10 years to six years in 2005. We also make annual grants of restricted stock, which, before 2007, generally vested one-third after one year, two-thirds after two years and fully after three years; beginning in 2007, restricted stock grants vest 25% per year over four years.

Since 2000, annual grants of stock options and restricted stock to executive officers have been made at the Compensation Committee’s January meeting, when all annual executive compensation decisions are made, except for 2004 when the stock grants were deferred until shareholders approved a new plan in April of that year. The Committee also grants stock options and restricted stock at other dates to newly hired or promoted executives. The exercise price of stock options under the 2007 Stock Incentive Plan is equal to the fair market value at the date of grant, determined on the basis of the closing price on the date of grant. For grants under prior plans, including the grants to executive officers in January 2007, the exercise price of stock options was defined as the fair market value on the date of grant, calculated as the average of the high and low market prices of the stock over the ten trading days ending on the date of grant.

Crane provides a 401(k) plan for substantially all its U.S. employees, and matches 50% of employee contributions up to six percent subject to Internal Revenue Code limitations; such matching contributions are paid in shares of Crane Co. stock and are fully vested when an employee has five years of service. The named executive officers also participate in a defined benefit pension plan, and certain executive officers receive additional grants of restricted stock to restore pension benefits limited by federal tax regulations, as described below under ‘‘Retirement Shares.’’

Role of Peer Group Analysis

In late 2005 and early 2006 the Compensation Committee developed a specific, limited group of companies to serve as a peer group for compensation purposes. The Committee developed this peer group in collaboration with management and with the assistance of its compensation consultant, Hewitt Associates. Although Crane Co. pays the fees and expenses of Hewitt Associates, the firm is retained by the Compensation Committee and does not perform any other services for Crane Co.

The Committee reviewed two potential peer groups of industrial manufacturing companies with multiple business lines of comparable size to Crane Co. in terms of revenues, net income and market capitalization. One peer group was comprised of companies with larger capitalizations selected from the S&P 500, and the other peer group was comprised of companies with medium capitalizations selected from the S&P Mid-Cap 400. Crane Co. had been a member of the S&P 500 for many years until December 2004 and since then has been included in the S&P Mid-Cap 400. For comparative purposes, the Committee also considered a selected group of similarly diversified industrial businesses with substantially larger capitalization, and several such companies with substantially smaller capitalization.

The Committee determined that the mid-cap group of companies was more comparable to Crane Co. in terms of size and overall scope of operations, and the selected mid-cap group of companies collectively offered a range of diversified businesses that substantially cover the industries in which we operate. These peer companies are: Ametek, Inc., Carlisle Companies Inc., Diebold, Inc., Flowserve Corporation, Goodrich Corporation, Graco Inc., Harsco Corporation, IDEX Corporation, Pall Corporation, Pentair, Inc., Precision Castparts Corp., Roper Industries, Inc., SPX Corporation, Teleflex Inc., and Trinity Industries, Inc.

For 2007, Hewitt Associates provided the Compensation Committee with comparative compensation data on the peer companies from publicly available sources. In addition, Hewitt Associates provided the Committee with comparative compensation data compiled from a broad group of industrial companies with revenues ranging from $1.0 billion to $2.5 billion, and another group of industrial companies with revenues ranging from $2.5 billion to $5.0 billion. This data included base salary, bonus compensation and stock-based equity compensation for the five named executive officers, as well as the 25th, 50th and 75th percentiles for each category. Hewitt Associates also presented comparable salary, bonus and equity compensation data for Mr. Fast and the other named executive officers. For Mr. Mitchell, the industry comparative data was compiled from a Hewitt Associates survey of compensation data for group presidents of comparably sized businesses. The Committee used this comparative data to calibrate the proposed salary increases, EVA bonus payments and aggregate stock option and restricted stock grant values for the named executive officers, with the view that base salary (which is based primarily on competitive market data) should generally be at approximately the 50th percentile of the peer group while bonus payouts and stock-based compensation (which are performance-based) should target the 75th percentile of the peer group subject to Committee review for overall performance results and extraordinary items.

Design and Operation of Executive Compensation Program

Base Salary

Base salaries for executive officers are established at the date of hire based on competitive market data (see the discussion of ‘‘Role of Peer Group Analysis’’ above), current salary levels within Crane Co. and the bargaining process needed to attract the particular executive. Mr. Fast has an employment agreement, executed in January 2001 in connection with his promotion to Chief Executive Officer, which provides for an annual salary not less than $650,000. His salary was reviewed by the Compensation Committee in January 2007 by reference to peer group data and other relevant competitive market data compiled for the Committee by Hewitt Associates. On the recommendation of the Compensation

Committee, targeting the 50th percentile of the peer group data, the Board of Directors approved a salary increase of 5.6% for Mr. Fast, from $900,000 to $950,000, effective January 1, 2007. Salaries for other named executive officers are reviewed in a similar manner but are determined by the Chief Executive Officer and then reviewed with the Compensation Committee. Increases in base salary for 2007 for the named executive officers other than Mr. Fast ranged from 2.0% to 5.0%. For perquisites and other items of short-term compensation, please see below under ‘‘Other Compensation.’’

EVA

Executive officers and other senior corporate executives, as well as members of senior management of individual business units, participate in non-equity incentive compensation plans based on economic value added (EVA), which is generally defined as the amount by which net operating profit after tax exceeds the return on invested capital required to meet a pre-established cost of capital. These plans are designed to reward executives for sustained, continuous improvement in operating profit. The Board of Directors believes that, compared to such common performance measures as return on capital, return on equity, growth in earnings per share and growth in cash flow, EVA has the highest correlation with the creation of value for shareholders over the long term.

The EVA plans do not involve pre-established goals, as such. Rather, the aggregate EVA of Crane Co. or of the relevant unit for the year, together with the increase or decrease in EVA compared to the prior year, forms the basis for any incentive compensation award, thereby motivating executives to focus on continuous value improvement. Awards may be positive or negative, and so executives can incur penalties (in the form of reductions in awards previously earned but not yet paid out) when value is reduced.

Cash payments to eligible participants are based on the aggregate EVA for the relevant unit, the growth of EVA over the prior year, and a participation percentage for each individual. The participation percentage of the Chief Executive Officer is set by the Compensation Committee and approved by the Board, while the percentages of the other participants are set by the Chief Executive Officer and approved by the Committee, subject to maximum participation percentages set by the Committee. Messrs. Fast, Vipond and duPont and Ms. Kopczick participate in the Crane Co. Corporate EVA Incentive Compensation Plan (the ‘‘Corporate EVA Plan’’), which is based on the results of the corporation as a whole, while Mr. Mitchell participates in the EVA Plan for the Fluid Handling Group. The Corporate EVA Plan was approved by the shareholders at the Annual Meeting in April 2004.

Corporate EVA Plan.

Calculation of EVA; Establishment of EVA Bonus Pool.    The cost of capital used in the Corporate EVA Plan is comprised of two components, a cost of equity fixed in advance by the Compensation Committee and a cost of debt which is Crane Co.’s actual interest cost. At the beginning of each year the Compensation Committee determines the cost of equity component of the cost of capital; in 2007, after reviewing the cost of equity used for the Corporate EVA Plan over the past 10 years and a calculation of the cost of equity for 2007 based upon a methodology originally provided by the consulting firm of Stern Stewart & Co., the Committee fixed the cost of equity for the Corporate EVA Plan at 11.10%. This cost of equity was then blended on a monthly weighted average basis with the actual cost of debt to determine the overall cost of capital for the Corporate EVA Plan, which was 9.07% for 2007.

The bonus pool, which may be positive or negative, is then determined using a formula set forth in the plan (if the prior year’s EVA was positive, 6% of current year positive EVA plus 10% of the change from the prior year’s EVA; if the prior year’s EVA was negative, 15% of the change from the prior year’s EVA). Under the terms of the Corporate EVA Plan, provisions relating to Crane Co.’s asbestos and Superfund liabilities, which are regarded as being legacy liabilities largely outside the control of management and for which current management should not be held accountable, are excluded from the calculation of EVA. Consistent with the requirements of section 162(m) of the Internal Revenue Code, the Compensation Committee may also exclude other significant non-budgeted or non-controllable gains or losses in order to properly measure executive performance. In January 2007, the Committee reviewed and approved the cost of equity component of the cost of capital calculation for 2007, and in January 2008, the Committee reviewed and approved and the final determination of the aggregate Corporate EVA bonus pool for 2007, which was $6,548,000. In February 2008, the Committee reviewed and approved the cost of equity component of the cost of capital calculation for the 2008 plan year.

Participation Percentages and Payouts.    At the beginning of each year, the Compensation Committee establishes a maximum participation percentage for executive officers; for 2007, the participation percentages were fixed at 30% for Mr. Fast and a maximum of 15% for any other executive officer named in the Summary Compensation Table, subject to determination of the final participation percentage after the end of the year. In January 2008, the Compensation Committee approved the participation percentages of the participants in the Corporate EVA Plan, including Messrs. Fast (30%), Vipond (7.5%) and duPont (10%) and Ms. Kopczick (10%), based on competitive market analysis, prior participation percentages and relative performance of all participants in the corporate EVA plan. This amount, together with 6% interest on the portion of EVA awards earned but not paid out in previous years, appears in the Summary Compensation Table in the column headed ‘‘Non-Equity Incentive Plan Compensation,’’ and in the Grants of Plan-Based Awards Table in the column headed ‘‘Estimated Future Payouts under Non-Equity Incentive Plan Awards—Target.’’

Under the terms of the Corporate EVA Plan, each of such executives received a cash payout in February 2008 equal to the sum of (i) the executive’s target bonus as a percentage of base salary (90% for Mr. Fast and 70% for Messrs. Vipond and duPont and Ms. Kopczick) and (ii) one-third of the executive’s ‘‘bank account,’’ which is comprised of the unpaid portion of the current award and all previous awards plus interest.

If the EVA award in a particular year is negative, an executive may still receive a cash payment from his or her bank account up to the target bonus, before the negative EVA award is applied to the bank account. If the bank account balance is negative, the executive receives no incentive compensation payment the following year unless the EVA award is positive. Each year, Crane Co. adds interest to a positive balance at six percent. The EVA bank account is subject to forfeiture in the event an executive leaves Crane Co. by reason of termination or resignation, but is paid in full if the executive dies, becomes disabled or retires at age 65 (or earlier at the discretion of the Committee) or upon a change in control of Crane Co.

EVA—Operating Groups

Senior business unit management, including Mr. Mitchell, participate in EVA Plans based upon the performance of their own business units, which are similar in general structure to the Corporate EVA Plan but have certain significant differences. It should be noted that because of these differences, the sum of the EVA bonus pools for all of our operating units does not equal the Corporate EVA bonus pool.

Calculation of EVA; Establishment of EVA Bonus Pool.    Because the capital structure of our business units is subject to many factors outside the control of management of the particular unit, the operating group EVA Plans use a fixed cost of capital of 9.5%. Aggregate EVA is calculated for each unit in the same manner as for the Corporate EVA Plan, but in certain cases the percentage of aggregate EVA and/or the percentage of the improvement from prior year are adjusted by the Chief Executive Officer and reviewed by the Committee to reflect the particular circumstances, goals and objectives of the units. The aggregate EVA bonus pool for the Fluid Handling Group in 2007 was $4,917,433.

Participation Percentages and Payouts.    Participation percentages for the business unit EVA pools are established by the Chief Executive Officer and reviewed by the Compensation Committee. For 2007, Mr. Mitchell’s participation percentage was 15% of Fluid Handling Group EVA. The award for 2007 to Mr. Mitchell, plus 6% interest on the portion of EVA awards earned but not paid out in previous years, is shown in the Summary Compensation Table in the column headed ‘‘Non-Equity Incentive Plan Compensation,’’ and in the Grants of Plan-Based Awards Table in the column headed ‘‘Estimated Future Payouts under Non-Equity Incentive Plan Awards—Target.’’

Under the terms of the operating group EVA Plans, participating executives generally receive a cash payment equal to one-third of the sum of (i) the award for the current year and (ii) the unpaid bank balance from the prior year plus interest at six percent, except that in the case of new participants the payment is 70% of such sum in the first year, 50% in the second year and one-third each year thereafter.

For 2007, however, the Chief Executive Officer determined, and the Compensation Committee concurred, that the payout percentage for Mr. Mitchell and certain other executives in the Fluid Handling Group EVA Plan should be 50% in order for the payments to be competitive when compared to available industry data. For bonus pools with large banks at year-end, the payout percentage was maintained at 33%.

Activity for each of the named executive officers in the EVA plans for 2007 was as follows:

Name	Beginning Balance	Interest at 6% on Balance	2007 Award	Payout of Target Bonus (participants in Crane Co. EVA Plan only)	Additional Payout from EVA Bank (1)	Total Payout	Ending Balance
E.C. Fast	$659,842	$39,591	$1,964,400	$855,000	$602,884	$1,457,884	$1,205,949
J. R. Vipond	$155,361	$9,322	$491,100	$235,340	$140,134	$375,474	$280,309
A. I. duPont	$328,040	$19,682	$654,800	$217,210	$261,745	$478,955	$523,568
M. H. Mitchell	$406,585	$24,395	$737,615	—	$584,298	$584,297	$584,297
E. M. Kopczick	$378,093	$22,686	$654,800	$146,265	$303,074	$449,339	$606,240

(1)	For Messrs. Fast, Vipond and duPont and Ms.Kopczick, the amount shown is equal to one-third of the remaining bank balance after payment of the target bonus. For Mr. Mitchell, who does not have a target bonus under the Fluid Handling Group EVA Plan, the amount shown is 50% of the total bank balance (after application of the 2007 award and 6% interest on the unpaid bank balance from the previous year).

Stock-Based Compensation

The Stock Incentive Plan is used to provide long-term incentive compensation through stock options as well as retention of highly regarded executives through time-based restricted stock. We believe that executive officers approach their responsibilities more like owners as their holdings of and potential to own stock increase. Under the Stock Incentive Plan, stock options must be granted at no less than fair market value on the date of grant and vest and become exercisable 25% per year over four years (prior to 2007, the vesting schedule was 50% on the first anniversary of the date of grant, 75% on the second anniversary and 100% on the third anniversary). Accordingly, executives can realize a gain only if the share price increases from the date of grant, directly linking this incentive compensation to increases in shareholder value. Although broad market dynamics can strongly influence our share price, the Board of Directors believes that with stock options executives are motivated to take actions that improve the share price, such as profitable sales growth through internal growth as well as acquisitions, improvement in operating margins to generate increased operating profit and drive higher multiple valuations and prudent use of free cash flow through capital expenditures, dividends, acquisitions and stock repurchases.

The Stock Incentive Plan also authorizes the Board of Directors, acting through the Compensation Committee, to grant restricted stock subject to such terms and conditions as the Committee may deem appropriate. In 2007, as in previous years, the Committee granted shares of restricted stock having time-based vesting conditions, for purposes of retaining highly regarded executives. The vesting conditions for the restricted stock granted to the named executive officers in 2007 were 25% per year over four years; grants prior to 2007 generally vested one-third on the first anniversary of the date of grant, one-third on the second anniversary and one-third on the third anniversary.

In determining the size of the stock option and restricted stock grants in 2007, the Compensation Committee referred to the peer group data compiled by Hewitt Associates as well as our historical grant practices including the number of shares as well as fair market value of the stock and, for stock options, Black-Scholes values on the dates of grant. The Committee also reviewed tally sheets for Messrs. Fast, Vipond and duPont and Ms. Kopczick which set forth all annual compensation as well as retirement program balances, accumulated holdings of stock options, restricted stock and other Crane Co. stock owned by the executive. The Committee used these reference points in order to reach a judgment as to the appropriate proportions of stock options and restricted stock for the named executive officers as well as to size the aggregate grants for all employees. In January 2007, the Committee granted an aggregate of 839,650 stock options, of which 100,000 or 11.9% were granted to Mr. Fast and an aggregate of 105,000 or 12.5% were granted to the other named executive officers. In January 2007, the Committee also granted an aggregate of 165,000 shares of time-based restricted stock, of which 50,000 or 30.3% were granted to Mr. Fast and 13,000 or 7.9% were granted to Messrs. duPont and Mitchell and Ms. Kopczick. The grant date fair value of each such grant of options and time-based restricted stock is presented in the Grants of Plan-Based Awards Table under the caption ‘‘Grant Date Fair Value of Stock and Option Awards.’’

During the balance of 2007, the Committee granted an additional 115,000 stock options and 31,000 shares of restricted stock under the Stock Incentive Plan, none of which were granted to any named executive officer. As described above, grants to executive officers are only made once a year at the January meeting of the Committee, except for new hires and promotions.

Retirement Shares.    Since 1995, the Committee has administered a program using grants of restricted stock to make up the shortfall in executive officer and key employee pension benefits imposed by certain federal tax policies which limit the amount of compensation that can be considered in determining benefits under tax-qualified pension plans. Under this program, the Committee grants from time to time, to certain executive officers, including certain of the named executive officers, and to certain other key employees who have been impacted by such tax limitations, amounts of restricted stock calculated by our actuaries to make up that portion of the retirement benefit at normal retirement (age 65) lost by reason of the tax limitations. The Committee is of the view that the grants provide the potential to offset the tax limitations on the executive’s future pension benefits, but require the recipient to look to future increases in shareholder value through stock appreciation if that objective is to be actually achieved. For Mr. Fast, the retirement-based restricted shares vest upon early retirement (before age 65) provided he has at least 10 years of service. If Mr. Fast chooses to take early retirement before he has ten years of service, a pro-rated portion of such shares would vest on his 60th birthday (i.e. July 10, 2009). No shares were granted under this program in 2007.

Stock Ownership Guidelines.    Crane Co. has established stock ownership guidelines for executive officers and business unit presidents. The ownership guidelines for executive officers are expressed as a multiple of base salary:

Salary Range	Minimum Ownership Level
$125,001 - $175,000	2 x Base Salary
$175,001 - $300,000	3 x Base Salary
$300,001 - $500,000	4 x Base Salary
Above $500,000	5 x Base Salary

The policy permits executives to sell up to 50% of the net shares realized upon an option exercise or vesting of restricted stock, while retaining at least 50% of such net shares in order to meet the stock ownership guidelines. Shares which count toward the satisfaction of the guidelines are (i) shares owned by the executive, (ii) shares held in the executive’s 401(k) account and (iii) restricted stock held by the executive. Once such guidelines are met, the policy permits executives to sell any shares held above the required ownership guidelines. Executives are expected to reach the applicable minimum ownership level by the fifth anniversary of their date of hire or first date in the relevant executive position. All named executive officers, and all other executive officers who had attained their fifth anniversary of service, were in compliance with these stock ownership guidelines at December 31, 2007.

Impact of Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code limits to $1 million per employee the deductibility of compensation paid to the executive officers required to be listed in the proxy statement unless the compensation meets certain specific requirements. The Corporate and operating group EVA incentive compensation plans are intended to constitute performance-based plans meeting the criteria for continued deductibility set out in the applicable regulations. In addition, we believe that all stock options granted to date under our stock incentive plans meet the requirements of Section 162(m) for deductibility. The shares of time-based restricted stock granted in 2007, as well as retirement shares granted to offset the impact of the tax limitations on pension benefits as described above, do not satisfy the performance-based criteria of Section 162(m), and accordingly compensation expense in respect of income recognized by the executive officer upon lapse of the restrictions is not deductible to the extent that such income, together with all other compensation in such year that did not satisfy the criteria of Section 162(m), exceeded $1 million. In 2007, approximately $3.6 million of compensation received by Mr. Fast, principally due to the vesting of restricted stock granted in previous years, was not deductible under Section 162(m). As a matter of policy, the Committee intends to develop and administer compensation programs which will maintain deductibility under Section 162(m) for all executive compensation, except in the limited circumstance when the materiality of the deduction is in the judgment of the Committee significantly outweighed by the incentive or retention value of the compensation.

Other Compensation

The ‘‘All Other Compensation’’ column of the Summary Compensation Table and the accompanying footnote set forth the details of other compensation received by the named executive officers. In certain cases, such as the Crane Co. contributions to defined contribution plans and the increase in actuarial value of the defined benefit pension, such compensation is determined on the same basis as that used for all other employees. In other cases, such as automobile allowances, executive health exams and other personal benefits, the compensation is provided to certain key employees but not to all employees and we have determined it to be reasonable and competitive compensation for the named executive officers in relation to general industry practices.

In the case of personal use of the corporate aircraft, this benefit is restricted to the Chief Executive Officer and the Chairman of the Board (our former chief executive officer). Each of them has an agreement with Crane Co. (as described under the caption ‘‘Other Agreements and Information’’ on page 30) pursuant to which they reimburse the corporation for a portion of the costs of such personal use based upon Treasury regulations establishing the fair market value of such personal use for tax purposes, and the net incremental cost to Crane Co. above the reimbursed amount is included in the ‘‘All Other Compensation’’ column of the Summary Compensation Table. Under applicable Treasury regulations, Crane also loses a portion of the federal income tax deduction for the costs of operating or leasing employer-provided aircraft to the extent the costs attributable for personal use exceed the amount reimbursed. For 2007, the disallowed deduction was approximately $1.5 million. The Board of Directors has approved this personal use of the aircraft for Mr. Fast because the Board believes that such personal use of the aircraft permits the most efficient use of time by Mr. Fast and thereby benefits Crane Co.; for R.S. Evans, our former chief executive officer, the Board of Directors has approved this use in recognition of his long service and substantial contributions to Crane Co. as well as his continued service as Chairman of the Board.

Change in Control Provisions

Certain executive officers have an agreement which, in the event of a change in control of Crane Co., provides for continued employment for a period of years following the change in control (three for Messrs. Fast, Vipond, duPont and Mitchell and Ms. Kopczick). Upon termination within such employment period after a change in control, either by the employer without cause or by the executive with ‘‘Good Reason’’ (as defined in the agreement to include the executive’s ability to terminate such employment for any reason within the 30-day period commencing on the first anniversary of the change in control), the executive is entitled to receive a multiple of base salary and average annual bonus payments based on the number of years in the employment period, and certain other benefits. The EVA plans, stock options and restricted stock grants contain similar features which accelerate vesting in the event of a change in control. The change in control agreements obligate Crane Co. to make additional payments to the employee such that after payment of all taxes including any excise tax under section 4999 of the Internal Revenue Code resulting from such payments and the accelerated vesting of EVA bank balances, stock options and restricted stock, the employee will retain an amount sufficient to pay the excise tax on all such payments. As set forth below under ‘‘Potential Payments upon Termination or Change in Control,’’ the aggregate payments to the named executive officers other than Mr. Vipond would range from $2,470,238 for Ms. Kopczick to $8,433,649 for Mr. Fast. The corresponding additional payments in respect of excise taxes would range from nil to $1,219,542. The Board of Directors has approved these agreements and other provisions to assure the continuity of management in the event of a change in control and considers these agreements and provisions to be competitive with terms offered by other companies with which we compete for executive talent.

Management Organization and Compensation Committee Report

The Management Organization and Compensation Committee of the Board of Directors has submitted the following report for inclusion in this Proxy Statement:

The Committee has reviewed and discussed with management the foregoing Compensation Discussion and Analysis. Based on our review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement, and incorporated by reference in Crane Co.’s Annual Report on Form 10-K for the year ended December 31, 2007.

Submitted by:
The Management Organization and Compensation Committee of the Board of Directors of Crane Co.
E. Thayer Bigelow, Chair Donald G. Cook William E. Lipner Ronald F. McKenna James L. L. Tullis

Summary Compensation Table

The table below summarizes the compensation for 2007 and 2006 earned by Crane Co.’s Chief Executive Officer, its Chief Financial Officer (whose employment terminated as of November 14, 2007), and each of the three other most highly paid executive officers who were serving as executive officers at December 31, 2007. These individuals are sometimes referred to in this Proxy Statement as the ‘‘named executive officers.’’

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total ($)
Eric C. Fast	2007	$950,000	$2,967,596	$819,930	$1,964,400	$26,549	$254,441	$6,982,916
President and Chief Executive Officer; Acting Chief Financial Officer (6)	2006	$900,000	$3,096,218	$1,022,304	$1,490,400	$23,648	$222,808	$6,755,378
J. Robert Vipond	2007	$336,200	$110,076	$355,441	$491,100	—	$312,303	$1,605,120
Vice President — Finance and Chief Financial Officer (7)	2006	$329,600	$110,076	$395,975	$372,600	$24,138	$25,339	$1,257,728
Augustus I. duPont	2007	$310,300	$387,457	$193,514	$654,800	$24,689	$52,779	$1,623,539
Vice President, General Counsel and Secretary	2006	$298,350	$458,232	$229,170	$496,800	$23,156	$42,159	$1,547,867
Max H. Mitchell	2007	$298,116	$323,362	$198,008	$737,615	$8,255	$45,293	$1,610,649
President, Fluid Handling Group	2006	$283,920	$340,028	$204,028	$683,892	$8,288	$30,242	$1,550,398
Elise M. Kopczick	2007	$208,950	$315,734	$181,989	$654,800	$35,712	$44,210	$1,441,395
Vice President, Human Resources	2006	$200,900	$391,891	$229,170	$447,120	$38,680	$41,616	$1,349,377

(1)	Amounts in this column reflect the expense recognized for financial statement reporting purposes for the indicated fiscal year, in accordance with FAS 123R, with respect to awards of time-based and retirement-based restricted shares of Crane Co. stock, which may include awards made during the indicated year or earlier; however, the estimate of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation. For details of individual grants of restricted shares during 2007, please see the Grants of Plan-Based Awards table below. There were no forfeitures of restricted shares by any of the named executive officers during the fiscal year, although Mr. Vipond forfeited certain restricted shares and unvested stock options in 2008 pursuant to the Separation Agreement and Release referred to in Note 7. The assumptions on which these valuations are based are set forth in Note 13 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.
(2)	Amounts in this column reflect the expense recognized for financial statement reporting purposes for the indicated fiscal year, in accordance with FAS 123R, with respect to awards of options to purchase Crane Co. stock, which may include option awards made during the indicated year or earlier; however, the estimate of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation. For details of individual grants of stock options during 2007 please see the Grants of Plan-Based Awards table below. There were no forfeitures of Crane Co. stock options by any of the named executive officers during the fiscal year, although Mr. Vipond forfeited certain restricted shares and unvested stock options in 2008 pursuant to the Separation Agreement and Release referred to in Note 7. The assumptions on which these valuations are based are set forth in Note 13 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.
(3)	The amounts shown in this column are additions to the EVA account in which the named executive officer participates; to the extent not paid out in cash, they remain subject to being reduced in later years if EVA is not positive. For a full explanation of the operation of the EVA plans please refer to the narrative disclosure below under ‘‘Annual Compensation of the Named Executive Officers’’ and to the Compensation Discussion and Analysis on page 12.
(4)	The amount shown in this column for each of the named executive officers is the increase in the actuarial present value of the accumulated benefit under all defined benefit plans from December 31, 2006 (the pension plan measurement date used for financial statement reporting purposes with respect to Crane’s audited financial statements for 2006) to December 31, 2007 (the pension plan measurement date with respect to Crane’s audited financial statements for 2007). For additional information regarding defined benefit plans, please see the Pension Benefits table below.

(5)	Amounts in this column include the following:

	Dividends Paid on Restricted Stock	Personal Use of Company Aircraft	Personal Use of Company- Provided Car	Company Match of Employee 401(k) Contributions	Insurance Premiums	Payments Under Separation Agreement	Value of Transfer of Company- Provided Car
E. C. Fast	$124,311	$83,770	$20,664	$7,750	$17,946	—	—
J. R. Vipond	$3,551	$0	$1,529	$7,201	$750	$276,158	$23,114
A. I. duPont	$19,514	$0	$9,547	$7,750	$15,968	—	—
M. H. Mitchell	$11,281	$0	$10,313	$7,750	$15,949	—	—
E. M. Kopczick	$18,439	$0	$12,675	$7,750	$5,346	—	—

The method of computing the cost of personal use of the Crane Co. aircraft is described under the caption ‘‘Use of Company Aircraft’’ on page 30. The value of the transfer to Mr. Vipond of the company-provided vehicle is equal to the cost paid by Crane Co. to terminate the vehicle lease. See the discussion on page 26 of the terms of the Separation Agreement and Release between Crane Co. and Mr. Vipond.

Dividends are paid on shares of restricted stock at the same rate as on all other shares of Common Stock.

(6)	Mr. Fast became acting Chief Financial Officer upon the termination of Mr. Vipond’s employment as of November 14, 2007.
(7)	Mr. Vipond’s active employment terminated as of November 14, 2007. Mr. Vipond and Crane Co. entered into a Separation Agreement and Release dated as of November 21, 2007, pursuant to which he remained a participant in the Crane Co. EVA Plan for the year 2007, and received a lump sum termination payment which is included in All Other Compensation, as discussed in the narrative disclosure below under ‘‘Annual Compensation of the Named Executive Officers’’.

Grants of Plan-Based Awards

Name	Grant Date (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards-Target ($) (2)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh) (3)	Closing Market Price on Date of Grant (3)	Grant Date Fair Value of Stock and Option Awards ($) (4)
E. C. Fast	January 28, 2008	$1,964,400
	January 29, 2007		50,000				$1,863,000
	January 29, 2007			100,000	$36.64	$37.07	$922,000
J. R. Vipond	January 28, 2008	$491,100
	January 29, 2007			30,000	$36.64	$37.07	$276,600
A. I. duPont	January 28, 2008	$654,800
	January 29, 2007		4,000				$149,040
	January 29, 2007			25,000	$36.64	$37.07	$230,500
M. H. Mitchell	January 28, 2008	$737,615
	January 29, 2007		6,000				$223,560
	January 29, 2007			30,000	$36.64	$37.07	$276,600
E. M. Kopczick	January 28, 2008	$654,800
	January 29, 2007		3,000				$111,780
	January 29, 2007			20,000	$36.64	$37.07	$184,400

(1)	All grants were effective as of the date on which the Compensation Committee met to approve them. Awards under the corporate and business unit EVA plans relating to the 2007 performance of the business and of the individual were finalized and approved at the January 28, 2008 meetings of the Compensation Committee and the Board of Directors.
(2)	The amounts shown are additions to the EVA account in which the named executive officer participates, as described in Note 3 to the Summary Compensation Table and in the Compensation Discussion and Analysis which begins on page 12. Both the amount of the EVA pool and the participant’s percentage of the pool are approved by the Compensation Committee, based on the performance of both the business and the individual, in January of the year following the year to which the award relates.
(3)	The exercise price of options awarded under the plan in effect at the time of the 2007 annual grants, the 2004 Crane Co. Stock Incentive Plan, is the fair market value of Crane Co. stock on the date of grant, calculated in accordance with the terms of that Plan by taking the average of the high and low trading prices over each of the ten trading days ending on the date of grant. In accordance with Securities and Exchange Commission rules, the closing market price on the date of grant is also presented.
(4)	The grant date fair value of each share of restricted stock, calculated by taking the average of the high and low trading prices on the date of grant, is $37.26. The grant date fair value of each stock option, calculated using the Black-Scholes option pricing model, is $9.22.

Annual Compensation of the Named Executive Officers

Mr. Vipond’s active employment terminated on November 14, 2007, pursuant to a Separation Agreement and Release between Mr. Vipond and Crane Co. dated November 21, 2007 (the ‘‘Separation Agreement’’).

Base Salary—The base annual salary of the Chief Executive Officer is determined by the terms of his employment agreement, subject to annual increases as recommended by the Management Organization and Compensation Committee and approved by the Board of Directors. The base annual salary of each of the named executive officers other than the Chief Executive Officer is determined by the Chief Executive Officer and reviewed by the Committee. Pursuant to the Separation Agreement, Mr. Vipond’s salary continued to be paid through January 31, 2008. Based on the base salaries of the named executive officers, as well as the fair value of equity awards and non-equity incentive plan awards granted to them in 2007, base salary accounted for approximately 16% of the total compensation of the named executive officers.

EVA—Messrs. Fast, Vipond and duPont and Ms. Kopczick each received awards, which included cash compensation and grants of future benefits, under the Crane Co. Corporate EVA Incentive Compensation Plan, calculated with reference to Crane Co.’s financial results for 2007. Mr. Vipond’s Separation Agreement and Release stipulated that he remained eligible for his 2007 EVA bonus, paid in the first quarter of 2008. Mr. Mitchell received an award, also including both cash compensation and grants of potential future benefits, under the Fluid Handling Group EVA Plan. Grants relating to 2007 performance are not fixed until the first meeting of the Compensation Committee and the Board of Directors in 2008. The operation of the EVA plans is described in detail in the Compensation Discussion and Analysis beginning on page 12.

Stock Options and Restricted Stock—In 2007, consistent with previous practice, Crane Co. made annual grants of stock options and restricted stock to executives and other key employees, including the named executive officers, at the January 29 meeting of the Board of Directors.

Options granted prior to 2007 become exercisable 50% one year, 75% two years and 100% three years after the grant date. Options expire, unless exercised, six years (ten years for options granted prior to 2004) after grant. Options granted in 2007 will vest and become exercisable 25% per year over four years. The exercise price of the options granted on January 29, 2007 was $36.64, which was the fair market value of Crane Co. stock on the date of grant, calculated in accordance with the terms of the 2004 Stock Incentive Plan by taking the average of the high and low market prices of the stock over the last ten trading days including the date of grant. This method of calculating fair market value was used by Crane Co. for all option grants from 1998 through April 23, 2007, when the 2007 Stock Incentive Plan became effective upon being approved by our shareholders at the Annual Meeting; under the 2007 Stock Incentive Plan, the fair market value is established as the closing price on the grant date.

The exercise price may be paid by delivery of shares owned for more than six months, and income tax obligations related to the exercise may be satisfied by surrender of shares received upon exercise, subject to certain conditions.

The restricted shares vest as to one-fourth of the award on the first, second, third and fourth anniversaries of the date of grant, or upon the participant’s earlier death, permanent disability or normal retirement at age 65, or upon a change in control of Crane Co. Grants prior to 2007 generally vested as to one-third of the award on the first, second and third anniversaries of the date of grant.

Retirement Shares—Certain provisions of the Internal Revenue Code limit the amount of compensation that can be considered in determining benefits under a tax-qualified defined benefit plan. Since 1995, the Committee has administered a supplemental retirement plan for selected executive officers and other key employees using grants of restricted stock to make up the shortfall in pension benefits imposed by this tax limitation. Such grants vest on the earlier of the executive’s normal retirement date at age 65 or the tenth anniversary of the date of grant, except in the case of Mr. Fast, whose shares will also vest in the event of his early retirement, subject to a prorated vesting if he retires before 2009. No grants were made under this program in 2007.

Other Compensation—The amounts appearing in the Summary Compensation Table under the caption ‘‘All Other Compensation’’ are disaggregated in footnote 5 to the table.

2007 Outstanding Equity Awards at Fiscal Year-End

The following table shows for each named executive officer the number of unexercised options and the number of shares of restricted stock that had not vested as of December 31, 2007. No such awards have been transferred by any of the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (2)
E. C. Fast						183,805	$7,885,235
	100,000	0		$26.95	1/22/2011
	200,000	0		$26.95	4/23/2011
	300,000	0		$23.23	1/28/2012
	80,000	0		$19.11	1/27/2013
	160,000	0		$33.31	4/26/2010
	97,500	32,500	(3)	$26.86	1/24/2011
	50,000	50,000	(4)	$36.58	1/23/2012
	0	100,000	(5)	$36.64	1/29/2013
J. R. Vipond						5,002	$214,586
	57,000	25,000	(6)	$29.86	3/10/2011
	17,500	17,500	(7)	$36.58	1/23/2012
	0	30,000	(8)	$36.64	1/29/2013
A. I. duPont						28,604	$1,227,112
	40,000	0		$19.86	1/24/2010
	40,000	0		$26.95	1/22/2011
	40,000	0		$23.23	1/28/2012
	40,000	0		$19.11	1/27/2013
	30,000	0		$33.31	4/26/2010
	22,500	7,500	(3)	$26.86	1/24/2011
	12,500	12,500	(4)	$36.58	1/23/2012
	0	25,000	(5)	$36.64	1/29/2013
M. H. Mitchell						16,334	$700,729
	20,000	0		$33.31	4/26/2010
	22,500	7,500	(3)	$26.86	1/24/2011
	12,500	12,500	(4)	$36.58	1/23/2012
	0	30,000	(5)	$36.64	1/29/2013
E. M. Kopczick						27,029	$1,159,544
	3,253	0		21.96	4/5/2009
	20,000	0		$26.95	1/22/2011
	28,750	0		$23.23	1/28/2012
	0	0		$19.11	1/27/2013
	30,000	0		$33.31	4/26/2010
	22,500	7,500	(3)	$26.86	1/24/2011
	12,500	12,500	(4)	$36.58	1/23/2012
	0	20,000	(5)	$36.64	1/29/2013

(1)	Shares of restricted stock shown in this column include both time-based and retirement-based restricted shares. Time-based restricted shares will vest according to the following schedule:

Vesting Date	Fast	Vipond	duPont	Mitchell	Kopczick
January 23, 2008	30,000	1,666	2,000	2,666	2,000
January 24, 2008	30,000	—	6,668	5,000	4,000
January 27, 2008	10,000	—	2,000	—	2,000
January 29, 2008	12,500		1,000	1,500	750
March 10, 2008	—	1,668*	—	—	—
January 23, 2009	30,000	1,668*	2,000	2,668	2,000
January 29, 2009	12,500		1,000	1,500	750
January 29, 2010	12,500		1,000	1,500	750
January 29, 2011	12,500		1,000	1,500	750
*	These grants were forfeited on January 31, 2008, pursuant to the Separation Agreement and Release between Mr. Vipond and Crane Co.

Retirement-based restricted shares will vest according to the following schedule:

Vesting Date	Fast	duPont	Kopczick
April 20, 2008	—	238	—
April 5, 2009	—	687	—
April 10, 2010	—	1,300
January 28, 2012	5,605	2,311	3,129
January 24, 2015	22,600	6,600	9,800
January 23, 2016	5,600	800	1,100

Retirement-based restricted shares will also vest fully, in the cases of Mr. duPont and Ms. Kopczick, upon normal retirement at age 65. For Mr. Fast, retirement-based shares vest fully upon early retirement if after the tenth anniversary of his date of hire (September 27, 2009), or on a prorated basis if he retires earlier than that date.

(2)	Computed using a price of $42.90 per share, which was the closing market price of Crane Co. stock on the last trading day of 2007.
(3)	The unvested portion of this option grant will vest fully on January 24, 2008.
(4)	The unvested portion of this option grant will vest 75% on January 23, 2008, and 100% on January 23, 2009.
(5)	The unvested portion of this option grant will vest 25% on January 29, 2008, 50% on January 29, 2009, 75% on January 29, 2010 and 100% on January 29, 2011.
(6)	The unvested portion of this option grant would have vested 100% on March 10, 2008, but was forfeited pursuant to Mr. Vipond’s Separation Agreement and Release.
(7)	The unvested portion of this option grant will vest 75% on January 23, 2008. The remaining 25% of the grant would have vested on January 23, 2009, but was forfeited pursuant to Mr. Vipond’s Separation Agreement and Release.
(8)	The unvested portion of this option grant will vest 25% on January 29, 2008. The balance of the grant would have vested 50% on January 29, 2009, 75% on January 29, 2010 and 100% on January 29, 2011, but was forfeited pursuant to Mr. Vipond’s Separation Agreement and Release.

2007 Option Exercises and Stock Vested

The following table provides information on each exercise of stock options, and each vesting of restricted stock, for each of the named executive officers during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
E.C. Fast	225,280	$5,430,927	90,000	$3,453,000
J. R. Vipond	18,000	$267,150	3,332	$127,116
A. I. duPont	136,640	$2,269,108	15,904	$614,948
M. H. Mitchell	—	—	11,000	$427,327
E. M. Kopczick	—	—	13,000	$506,040

RETIREMENT BENEFITS

All officers of Crane Co. hired before January 1, 2006, including the individuals named in the Summary Compensation Table, are participants in Crane Co.’s pension plan for all eligible employees. Directors who are not employees do not participate in the plan. Eligibility for retirement benefits is subject to certain vesting requirements, which include completion of five years of service where employment is terminated prior to normal or other retirement or death, as determined by applicable law and the plan. Benefit accruals continue for years of service after age 65.

The annual pension benefits payable under the pension plan are equal to 1 2/3% per year of service of the participant’s average annual compensation during the five highest compensated consecutive years of the 10 years of service immediately preceding retirement less 1 2/3% per year of service of the participant’s Social Security benefit, up to a maximum deduction of 50% of the Social Security benefit. Compensation for purposes of the pension plan is defined as total W-2 compensation plus employee contributions made under salary reduction plans less (i) reimbursements or other expense allowances; (ii) cash and noncash fringe benefits (including automobile allowances); (iii) moving expenses (including ‘‘home allowances’’); (iv) deferred compensation; (v) welfare benefits; (vi) severance pay; (vii) amounts realized from the exercise of a non-qualified stock option or the sale, exchange or other disposition of stock acquired under a qualified stock option; and (viii) amounts realized when restricted stock (or property) held by the employee is recognized in the employee’s taxable income under Section 83 of the Internal Revenue Code. In general, such covered compensation for any year would be equivalent to the sum of the salary set forth in the Summary Compensation Table for such years plus any payout under the non-equity incentive plan compensation for the immediately preceding year.

For employees hired on or after January 1, 2006, Crane Co. provides a retirement benefit equal to two percent of covered compensation as described above, which amount is invested in the Crane Co. Savings and Investment Plan (401(k) plan) at the direction of the employee. Three of our executive officers, but none of the named executive officers, are covered by this new retirement benefit.

The table below sets forth the number of years of credited service and the present value at December 31, 2007 of the accumulated benefit under the Pension Plan for each of the named executive officers.

Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
E. C. Fast	Crane Co. Pension Plan for Eligible Employees	8	159,306	—
J. R. Vipond	Crane Co. Pension Plan for Eligible Employees	2	—	—
A. I. duPont	Crane Co. Pension Plan for Eligible Employees	11	196,386	—
M. H. Mitchell	Crane Co. Pension Plan for Eligible Employees	3	31,025	—
E. M. Kopczick	Crane Co. Pension Plan for Eligible Employees	29	511,530	—

(1)	The actual retirement benefit at normal retirement date payable pursuant to Section 235(a) of the Tax Equity and Fiscal Responsibility Act of 1982 (and subsequent to 1986 at the age at which unreduced Social Security benefits may commence pursuant to the Tax Reform Act of 1986) may not exceed the lesser of $175,000 or 100% of the officer’s average compensation during his highest three consecutive calendar years of earnings (the ‘‘Tax Act Limitation’’). The Tax Act Limitation may be adjusted annually for changes in the cost of living. The dollar limit is subject to further reduction to the extent that a participant has fewer than 10 years of service with Crane Co. or 10 years of participation in the defined benefit plan. Mr. Vipond is shown as having no accumulated benefit, as his employment ceased prior to his becoming vested under this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following discussion describes and quantifies the payments that would be made to each of the named executive officers except Mr. Vipond under a variety of circumstances, assuming that each had taken place on December 31, 2007: (1) the executive resigns voluntarily; (2) the executive is involuntarily terminated, either directly or constructively; (3) the executive retires; (4) the executive dies or becomes permanently disabled while employed, (5) a change in control of Crane Co. takes place, and (6) the executive is terminated following a change in control of Crane Co.

Notwithstanding the terms discussed here, upon the termination of Mr. Vipond’s employment he received, in exchange for a release of claims and other considerations, the following compensation pursuant to his Separation Agreement and Release: (1) continuation of his current salary, and continued participation in employee welfare plans, as of the time of termination through January 31, 2008; (2) continued use of his employer-provided automobile through January 31, 2008, at which time title of the vehicle was transferred to him; (3) participation in the Crane Co. corporate EVA bonus pool, at his previously determined participation percentage of 7.5%, resulting in the receipt on or about February 22, 2008 of $375,474, as shown in the chart on page 16 in the column headed ‘‘Total Payout’’; (4) a lump sum payout of $266,158 (representing nine and one-half months’ salary), and a reimbursement of $10,000 in respect of attorney’s fees, both of which appear in the Summary Compensation Table in the column headed ‘‘All Other Compensation’’; and (5) the services of an outplacement counselor.

Payments or other benefits would be due to the other named executive officers, under the described circumstance, under the following plans and agreements:

Change in Control Agreements.    Each of the individuals named in the Summary Compensation Table (and certain other executive officers) has an agreement which, in the event of a change in control of Crane Co., provides for the continuation of the employee’s then current base salary, bonus plan and benefits for the three-year period following the change in control. The agreements are for a three-year period, but are automatically extended annually by an additional year unless Crane Co. gives notice that the period shall not be extended.

Upon termination within three years after a change in control, by Crane Co. without cause or by the employee with ‘‘Good Reason’’ (as defined in the agreement), the employee is immediately entitled to a proportionate amount of the greater of the last year’s bonus or the average bonus paid in the three prior years, plus three times the sum of his or her annual salary and the greater of the last year’s bonus or the average of the last three years’ bonuses, and all accrued deferred compensation and vacation pay; plus the amount in the EVA ‘‘bank’’ as shown below under the caption ‘‘EVA Plans’’; employee benefits, medical coverage and other benefits also continue for three years after termination. If a change in control had taken place on December 31, 2007, and employment had terminated immediately thereafter, each of the executives having change in control agreements would have become entitled to the following payment under this provision: Mr. Fast, $8,433,649; Mr. duPont, $2,879,151; Mr. Mitchell, $3,057,528; and Ms. Kopczick, $2,470,238.

‘‘Good Reason’’ under the change in control agreements includes, among other things, any action by Crane Co. which results in a diminution in the position, authority, duties or responsibilities of the employee. The agreements also provide that the employee may terminate his or her employment for any reason during the 30 day period immediately following the first year after the change of control, which shall be deemed ‘‘Good Reason’’ under the agreement.

If it is determined that any economic benefit or payment or distribution by Crane Co. to the individual, pursuant to the agreement or otherwise (including, but not limited to, any economic benefit received by the employee by reason of the acceleration of rights under the stock option and restricted stock plans of Crane Co.) (‘‘Payment’’), is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, the change in control agreements provide that Crane Co. shall make additional cash payments to the employee such that after payment of all taxes including any excise tax imposed on such additional payments, the employee will retain an amount sufficient to pay the excise tax on all the Payments. If a change in control had taken place on December 31, 2007, and employment had terminated immediately thereafter, certain of the executives named above having change in control agreements would have become entitled to the following payment under this provision: Mr. duPont, $1,124,811; Mr. Mitchell, $1,219,542; and Ms. Kopczick, $1,130,369.

EVA Plans.    Under the terms of the Crane Co. EVA Plan and the divisional EVA plans, the EVA ‘‘bank’’ account is forfeited if a participant resigns voluntarily or is terminated, but is paid in full in the event of retirement at age 65 (or earlier at the discretion of the Compensation Committee), death or disability, or upon a change in control. The EVA bank accounts of the named executive officers at December 31, 2007, taking into account the grants of awards based on 2007 results and the related payouts, which took place in the first quarter of 2008, stood as follows: Mr. Fast, $1,205,949; Mr. duPont, $523,568; Mr. Mitchell, $584,297; and Ms. Kopczick, $606,240.

Restricted Stock.    Under the terms of the Stock Incentive Plan, any unvested shares of restricted stock are forfeited in the event of resignation or termination, but vest immediately upon a change in control. The Compensation Committee may, in its sole discretion, waive the forfeiture period and allow shares of restricted stock to vest in the event of retirement, death or disability. If the then unvested restricted stock owned by each of the named executive officers had become vested as of December 31, 2007, and assuming the value of Crane Co. stock to be $42.90 per share, the closing price on the last trading day of 2007, the aggregate value to each of the named executive officers would have been as follows: Mr. Fast, $7,885,235; Mr. duPont, $1,227,112; Mr. Mitchell, $700,729; and Ms. Kopczick, $1,159,544.

Stock Options.    Under the terms of the existing stock option grants under the Stock Incentive Plans, any options previously granted but not exercisable at the time of termination are cancelled in the event of voluntary or involuntary termination of employment, but unvested options become exercisable in the event of retirement, death or permanent disability, or termination following a change in control. If the then unvested stock options of each of the named executive officers had become exercisable as of December 31, 2007, and assuming the value of Crane Co. stock to be $42.90 per share, the closing price on the last trading day of 2007, the aggregate value to each of the named executive officers of exercising the options on that date would have been as follows: Mr. Fast, $1,463,300; Mr. duPont, $355,800; Mr. Mitchell, $387,100; and Ms. Kopczick, $324,500.

Employment Agreement—Mr. Fast.    On January 22, 2001, Crane Co. entered into an employment agreement with Mr. Fast pursuant to which Mr. Fast agreed to serve as President and Chief Executive Officer of Crane Co. commencing on the date of the 2001 Annual Meeting, April 23, 2001. The employment agreement is renewable each year for one additional year unless either party gives written notice to the other, and provides for the following compensation: (i) an annual salary of no less than $650,000; (ii) participation in the EVA Incentive Compensation Plan; (iii) the grant of certain stock options in 2001 and 2002; and (iv) the grant of certain shares of restricted stock in 2001. The employment agreement also contains certain covenants of Mr. Fast concerning confidentiality, non-competition and non-solicitation of employees after termination of employment.

If Crane Co. terminates Mr. Fast’s employment other than for cause, Mr. Fast would be entitled to receive a lump sum cash payment equal to two times his annual base salary plus the higher of his current EVA bank account or two times his highest EVA bonus payment in the preceding five years. If Crane had terminated Mr. Fast’s employment as of December 31, 2007, such cash payment would have been $4,179,742. In addition, all of Mr. Fast’s stock options would become fully vested and exercisable and all of his restricted stock would become fully vested, yielding the values set forth in the preceding paragraphs captioned ‘‘Restricted Stock’’ and ‘‘Stock Options.’’

Severance Pay.    Crane Co.’s stated severance policy is to pay salaried employees one week per year of service upon termination for the convenience of Crane Co.; however, Crane Co.’s prevailing practice on severance in the case of executive officers is to pay the executive an amount equal to one year’s base salary, either in a lump sum or by continuation of biweekly payroll distributions, at the election of the executive, with medical, dental and other welfare benefits and pension benefits continuing during such period. In the case of Mr. Fast, this severance policy would be superseded by the terms of his employment agreement, and in the case of Mr. Vipond, this severance policy was superseded by the negotiated terms of his Separation Agreement. Under this practice, if each of the other named executive officers had been terminated as of December 31, 2007, the severance to which they would have been entitled would have been as follows: Mr. duPont, $326,268; Mr. Mitchell, $314,065; and Ms. Kopczick, $214,296.

The table below reflects the estimated aggregate compensation that each of the named executive officers would receive in the event of such executive’s voluntary resignation, involuntary termination, normal retirement, death or disability, change in control and termination following a change of control. The amounts shown assume that such termination was effective as of December 31, 2007, and include amounts earned through that date. They are therefore not equivalent to the amount that would be paid out to the executive upon termination at another time.

Name	Voluntary Resignation	Involuntary Termination	Retirement	Death or Disability	Change in Control	Change in Control and Termination
E. C. Fast	$—	$13,528,277	$10,554,484	$10,554,484	$9,091,184	$17,782,184
A. I. duPont	$—	$326,268	$2,106,479	$2,106,479	$1,750,679	$5,586,873
M. H. Mitchell	$—	$314,065	$1,672,126	$1,672,126	$1,285,026	$5,364,899
E. M. Kopczick	$—	$214,296	$2,090,284	$2,090,284	$1,765,784	$5,084,651

Compensation of Directors

The standard retainer payable to each non-employee director is currently $75,000 per year. Pursuant to the 2007 Non-Employee Director Compensation Plan, non-employee directors receive, in lieu of cash, Deferred Stock Units (‘‘DSU’s’’) (rounded to the nearest share) with a market value equal to 50% of the standard annual retainer. The other 50% of the annual retainer is paid in cash; beginning in 2008, however, directors may elect to receive the retainer entirely in DSU’s. All directors who are not employees of Crane Co., of whom there are currently 10, participate in the plan. The DSU’s are issued each year as of the date of the Annual Meeting, are forfeitable if the director ceases to remain a director until Crane Co.’s next Annual Meeting, except in the case of death, disability or change in control, and entitle the director to receive an equivalent number of shares of Crane Co. stock upon the director’s ceasing to be a member of the Board. In April 2007 each non-employee director received 899 DSU’s pursuant to this plan. Mr. Evans, the Chairman of the Board, does not participate in the Non-Employee Director Stock Compensation Plan.

In addition, under the 2007 Non-Employee Director Compensation Plan an option to purchase 2,000 shares of Common Stock is granted to each non-employee director as of the date of each Annual Meeting of shareholders. Each such option has an exercise price equal to the fair market value at the date of grant, has a term of 10 years and vests 25% after one year, 50% after two years, 75% after three years and 100% after four years from the date of grant. On April 23, 2007 each non-employee director other than Mr. Queenan received an option to purchase 2,000 shares at an exercise price of $41.71 per share. Mr. Queenan elected to continue to participate in the Crane Co. Retirement Plan for Non-Employee Directors (see description below), and therefore does not receive any stock option grants under the Non-Employee Director Stock Compensation Plan.

Non-employee directors also receive $2,000 for each Board meeting attended. Non-employee members of the Executive Committee receive a supplemental annual retainer of $2,000. Members of other committees receive $2,000 for each committee meeting attended, and committee chairmen receive a supplemental annual retainer of $10,000 for the Audit Committee and $7,500 for the Management Organization and Compensation Committee and the Nominating and Governance Committee.

The Crane Co. Retirement Plan for Non-Employee Directors provides for a benefit upon retirement at or after age 65 equal to the participant’s annual retainer in effect at the time service terminates, payable for a period of time equal to the number of years the participant has served on the Board and not as an employee. After two years of service, participants are 50% vested in benefits payable, and after each full year of service thereafter, participants are vested in an additional 10%. In the event of death, disability or change in control, participants are automatically 100% vested and, in the case of a change in control, a minimum of seven years of retirement benefits is payable. Additionally, a participant leaving the Board after a change in control would be entitled to receive, in lieu of installment payments, a lump sum cash payment such that the participant will retain, after all applicable taxes, the actuarial equivalent of the benefits payable under the plan. A former director may receive his benefits prior to age 65 on an actuarially reduced basis. The plan is unfunded and benefits thereunder are payable from Crane Co.’s general assets, either in the form of a joint and survivor annuity or, if the director so elects upon reaching age 55, in the form of a survivor annuity should the director die while in service. The Retirement Plan for Non-Employee Directors was terminated as to active directors when the Non-Employee Director Stock Compensation Plan was approved by shareholders in April 2000, but Mr. Queenan has elected to continue his participation in the Retirement Plan in lieu of any option grants under the Stock Compensation Plan. Certain former Crane Co. directors continue to receive their retirement benefits under the Retirement Plan.

Director Compensation in 2007

The following table shows the compensation in 2007 of all directors except Mr. Fast, the Chief Executive Officer, whose compensation is shown in the Summary Compensation Table on page 20.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Option Awards ($) (3)	All Other Compensation ($)		Total ($)
E. T. Bigelow	$75,754	$40,275	$17,423	—		$133,452
D. G. Cook	$58,250	$40,275	$16,057	—		$114,582
K. E. Dykstra	$74,917	$40,275	$17,423	—		$132,615
R. S. Evans	$100,000	—	—	269,687	(4)	$369,687
R. S. Forté	$68,250	$40,275	$17,423	—		$125,948
D. R. Gardner	$81,250	$40,275	$17,423	—		$138,948
W. E. Lipner	$58,250	$40,275	$17,423	—		$115,948
P. R. Lochner, Jr.	$66,250	$42,270	$7,461	—		$115,981
R. F. McKenna	$58,250	$40,275	$13,724	—		$112,249
C. J. Queenan, Jr.	$71,587	$40,275	—	—		$111,862
J. L. L. Tullis	$58,250	$40,275	$17,423	—		$115,948

(1)	Directors who are not employees of Crane Co. receive a standard retainer of $75,000 per year, half of which is payable in cash and half in Deferred Stock Units. Beginning in April 2008, directors may elect to receive the full annual retainer in DSUs. In addition, non-employee directors receive a retainer of $7,500 per year for service as Chair of a Committee of the Board ($10,000 for service as the Chair of the Audit Committee), $2,000 per year for service as a member of the Executive Committee, and $2,000 for each Board and committee meeting attended.
(2)	Amounts in this column reflect the expense recognized for financial statement reporting purposes for the indicated fiscal year, in accordance with FAS 123R, with respect to awards of Deferred Stock Units in 2007, and shares of restricted stock in previous years; however, the estimate of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation. Awards of Deferred Stock Units during 2007, all pursuant to the 2007 Non-Employee Director Compensation Plan, were as follows: 899 Deferred Stock Units on April 23 in connection with the Annual Meeting, and an aggregate of 10 additional DSUs in connection with the payment of regular quarterly dividends on Crane Co, stock on June 8, September 11 and December 10 to each of Ms. Dykstra and Messrs. Bigelow, Cook, Forté, Gardner, Lipner, Lochner, McKenna, Queenan and Tullis. The grant date fair value of each DSU was $41.71. At December 31, 2007 each director except Mr. Evans and Mr. Fast, who are employees of Crane Co., held 909 DSUs. There were no forfeitures of DSU’s by any of the directors during the year. The assumptions on which this valuation is based are set forth in Note 13 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.
(3)	Amounts in this column reflect the expense recognized for financial statement reporting purposes for the indicated fiscal year, in accordance with FAS 123R, with respect to awards of options to purchase shares of Crane Co. stock, which may include awards made during the indicated year or earlier; however, the estimate of forfeitures related to service-based vesting conditions is disregarded for purposes of this valuation. Awards of stock options during 2007, all pursuant to the Non-Employee Director Compensation Plan, were as follows: Ms. Dykstra and Messrs. Bigelow, Cook, Forté, Gardner, Lipner, Lochner, McKenna and Tullis, 2,000 options on April 23 in connection with the Annual Meeting. The grant date fair value of each option was $10.50. Mr. Evans and Mr. Queenan do not participate in the Non-Employee Director Compensation Plan. At December 31, 2007 each non-employee director held options, with various grant dates and strike prices, as follows: Mr. Bigelow, 37,900; Mr. Cook, 5,500; Ms. Dykstra, 8,000; Mr. Forté, 4,500; Mr. Gardner, 36,400; Mr. Lipner, 17,500; Mr. Lochner, 2,833; Mr. McKenna, 4,500; and Mr. Tullis, 16,000. There were no forfeitures of stock options by any of the directors during the year. The assumptions on which this valuation is based are set forth in Note 13 to the audited financial statements included in Crane Co.’s annual report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2008.
(4)	Represents the aggregate incremental cost to Crane Co. of personal use of corporate aircraft, including aircraft leased by Crane Co. from a third party operator, less amounts paid by Mr. Evans under a time share agreement.

OTHER AGREEMENTS AND INFORMATION

Indemnification Agreements.    Crane Co. has entered into indemnification agreements with Mr. Fast, each other Director, Messrs. Vipond, Mitchell and duPont and Ms. Kopczick, and the ten other executive officers of Crane Co., the form of which was approved by the shareholders at the 1987 Annual Meeting. The indemnification agreements require Crane Co. to indemnify the officers or directors to the full extent permitted by law against any and all expenses (including advances of expenses), judgments, fines, penalties and amounts paid in settlement incurred in connection with any claim against the indemnified person arising out of services as a director, officer, employee, trustee, agent or fiduciary of Crane Co. or for another entity at the request of Crane Co., and either to maintain directors and officers liability insurance coverage or to the full extent permitted by law to indemnify such person for the lack of such insurance.

Employment Agreement—Mr. Evans.    Mr. R.S. Evans serves as non-executive Chairman of the Board pursuant to an agreement entered into in 2001 upon his retirement as Chief Executive Officer of Crane Co. Under this agreement as amended in April 2004, Mr. Evans receives an annual retainer of $100,000. In addition, Crane Co. provides Mr. Evans with an office at its headquarters and the use of the corporate airplane for business and personal use subject to the approval of the Chief Executive Officer. The agreement has a term of three years, renewable each year for an additional year, and if Crane Co. terminates Mr. Evans’ employment other than for cause, or if Mr. Evans terminates his employment for Good Reason (as defined in the agreement) or for any reason after a change in control, Mr. Evans would be entitled to receive a lump sum cash payment equal to the full amount of his retainer through the end of the term of the agreement.

Use of Company Aircraft.    Crane Co. has entered into time share agreements with Mr. Evans and Mr. Fast regarding personal use of the corporate aircraft, including aircraft leased by Crane Co. from a third party operator. Under these agreements, which became effective on January 1, 2004 and were renewed on January 30, 2007, Crane Co. agrees to lease the aircraft to the executive pursuant to federal aviation regulations and to provide a qualified flight crew, and the executive agrees to pay Crane Co. for each flight an amount equal to the lesser of (i) the amount calculated for personal use of aircraft under Department of Treasury regulations or (ii) the sum of specified expenses actually incurred for such flight. During 2007, the aggregate incremental cost to Crane Co. for personal use of the aircraft by Messrs. Evans and Fast, less amounts paid by them under the time share agreements, was $269,687 and $83,770, respectively. Such incremental costs include fuel, landing fees, parking fees, temporary hangar charges, flight crew meals and lodging, and, for chartered aircraft, the entire charter fee.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

For the year ended December 31, 2007 each director and executive officer filed all required reports under Section 16(a) of the Securities Exchange Act of 1934 on time, with the exception of one late report of two sales by Ms. J. Atkinson-Nano, the former Corporate Controller; one late report of a surrender of shares by Mr. Vipond to pay withholding taxes due upon vesting of restricted shares; and one late report of an open market purchase by Gen. Cook.

OTHER TRANSACTIONS AND RELATIONSHIPS

Mr. Queenan.    The law firm of Kirkpatrick & Lockhart Preston Gates Ellis LLP furnished legal services to Crane Co. in 2007, predominantly for asbestos-related matters, for which Crane Co. paid approximately $31.6 million. Mr. Queenan retired in 1995 as a partner of a predecessor law firm; he remains senior counsel to the firm, but no longer has any interest in its profits.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

No member of the Management Organization and Compensation Committee is or has ever been an officer or employee of Crane Co., and no executive officer of Crane Co. has served as a director or member of the compensation committee of another company of which any member of the Management Organization and Compensation Committee is an executive officer.

PRINCIPAL ACCOUNTING FIRM FEES

Set forth below is a summary of the fees paid for the years ended December 31, 2007 and 2006 to Crane Co.’s principal accounting firm, Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates:

	2007	2006
	($ in thousands)
Audit fees (a)	$4,173	$3,189
Audit-related fees (b)	220	105
Tax fees (c)	613	412
All other fees (d)	31	2
Total	$5,037	$3,708

(a)	Audit services consisted of: (i) audit of Crane Co.’s annual financial statements; (ii) reviews of Crane Co.’s quarterly financial statements; (iii) Sarbanes-Oxley Act, Section 404 attestation matters; and (iv) statutory and regulatory audits, comfort letters, consents and other services related to Securities and Exchange Commission matters.
(b)	Audit-related services consisted of (i) benefit plan audit fees paid by Crane Co., (ii) agreed-upon procedures reports and (iii) financial accounting and reporting consultations.
(c)	Fees for tax compliance services totaled $551 and $402 in 2007 and 2006, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and obtain government approval for amounts to be included in tax filings. Fees for tax planning and advice services totaled $62 and $10 in 2007 and 2006, respectively.
(d)	Fees for all other services billed consisted of fees for software licenses.

	2007	2006
Ratio of tax planning and advice fees and all other fees to audit fees, audit-related fees and tax compliance fees	1.9%	0.3%
Percentage of non-audit services approved by the Audit Committee	100%	100%

AUDIT COMMITTEE REPORT

In accordance with its written charter adopted by the Board of Directors, the Audit Committee (the ‘‘Committee’’) assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of Crane Co. All of the members of the Committee qualify as ‘‘independent’’ under the provisions of Section 10A of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder.

The members of the Committee are not professionally engaged in the practice of auditing or accounting and are not, and do not represent themselves to be, performing the functions of auditors or accountants. Members of the Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Committee’s considerations and discussions referred to above do not assure that the audit of Crane Co.’s financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles or that Crane Co.’s auditors are in fact ‘‘independent.’’

In discharging its oversight responsibility as to the audit process, the Committee obtained from the independent auditors a formal written statement confirming the absence of any relationships between the auditors and Crane Co. that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, ‘‘Independence Discussions with Audit Committees.’’ The Committee discussed with the auditors any activities that may impact their objectivity and independence, including fees for non-audit services, and satisfied itself as to the auditors’ independence. The Committee received a report on the quality control procedures of the independent auditors. The Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Crane Co.’s internal controls, with particular focus on compliance with Section 404 of the Sarbanes-Oxley Act of 2002, as well as the internal audit function’s organization, responsibilities, budget and staffing. The Committee reviewed with the independent auditors and the internal auditors their audit plan and audit scope. The Committee reviewed with management the risk assessment and risk management procedures of Crane Co., as well as the procedures and findings of Crane Co.’s compliance program, including quarterly reports to the Department of the Navy under the Administrative Agreement entered into in July 2007.

The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, ‘‘Communication with Audit Committees’’ and, both with and without members of management present, discussed and reviewed the independent auditors’ examination of the financial statements. The Committee also discussed the results of the internal audit examinations.

The Committee reviewed the audited financial statements of Crane Co. as of and for the year ended December 31, 2007, with management and the independent auditors. Management is responsible for the preparation, presentation and integrity of Crane Co.’s financial statements, Crane Co.’s internal controls and financial reporting process and the procedures designed to assure compliance with accounting standards and applicable laws and regulations. Crane Co.’s independent auditors are responsible for performing an independent audit of Crane Co.’s financial statements and expressing an opinion as to their conformity with generally accepted accounting principles.

Based on the above-mentioned review and discussions with the independent auditors, the Committee recommended to the Board of Directors that Crane Co.’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

The Committee approved a policy regarding services by Crane Co.’s independent auditors, effective January 1, 2003. Under this policy, the independent auditors are prohibited from performing certain services in accordance with Section 202 of the Sarbanes-Oxley Act of 2002. With respect to non-prohibited services to be provided by the independent auditors, the policy requires that a budget for such services be prepared by management and approved by the Committee at the beginning of each fiscal year, and any expenditure outside of the budget or within the approved budget but in excess of $100,000 must also be approved by the Committee in advance. Pursuant to this policy, the Committee reviewed and approved the budget for the audit and other services to be provided by Deloitte & Touche LLP in 2008. The Committee also approved the reappointment of Deloitte & Touche LLP to serve as independent auditors. The Board of Directors concurred in such appointment, and directed that this action be presented to shareholders for ratification.

Submitted by:
The Audit Committee of the Board of Directors of Crane Co.
K.E. Dykstra, Chair R.S. Forté D.R. Gardner P.R. Lochner, Jr.

RATIFICATION OF THE SELECTION OF AUDITORS

The Board of Directors proposes and recommends that the shareholders ratify the Audit Committee’s selection of the firm of Deloitte & Touche LLP as independent auditors for Crane Co. for 2008. Deloitte & Touche LLP have been Crane Co.’s independent auditors since 1979. Although ratification of this selection is not required by law, the Board of Directors believes that it is desirable as a matter of corporate governance. Unless otherwise directed by the shareholders, proxies that are properly executed and returned will be voted for approval of the ratification of Deloitte & Touche LLP to audit our consolidated financial statements for 2008. If the shareholders do not ratify the selection of Deloitte & Touche LLP, the Audit Committee will reconsider the appointment of Deloitte & Touche LLP as Crane Co.’s independent auditor. We expect that representatives of Deloitte & Touche LLP will attend the Annual Meeting, where they will have an opportunity to make a statement if they wish to do so and to respond to appropriate questions.

SHAREHOLDER PROPOSAL REGARDING IMPLEMENTATION
OF THE MACBRlDE PRINCIPLES

The following proposal was submitted to Crane Co. by the Office of the Comptroller of the City of New York, William C. Thompson, Jr., on behalf of the New York City Employees’ Retirement System (which held 75,186 shares of Crane Co. stock continuously from October 22, 2006 through October 22, 2007), the New York City Teachers’ Retirement System (60,425 shares), the New York City Police Pension Fund (25,021 shares), the New York City Fire Department Pension Fund (6,833 shares), and the New York City Board of Education Retirement System (2,475 shares). Mr. Thompson’s address is 1 Centre Street, New York, New York 10007-2341.

‘‘WHEREAS, Crane Company has a subsidiary in Northern Ireland;

WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

WHEREAS, employment discrimination in Northern Ireland was cited by the International Commission of Jurists as being one of the major causes of sectarian strife;

WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1.	Increasing the representation of individuals from underrepresented religious groups in the workforce including managerial, supervisory, administrative, clerical and technical jobs.

2.	Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3.	The banning of provocative religious or political emblems from the workplace.

4.	All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from underrepresented religious groups.

5.	Layoff, recall, and termination procedures should not in practice, favor particular religious groupings.

6.	The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7.	The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8.	The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9.	The appointment of a senior management staff member to oversee the company’s affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED: Shareholders request the Board of Directors to:

Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.’’

Supporting Statement of New York City Comptroller

We believe that our company benefits by hiring from the widest available talent pool. An employee’s ability to do the job should be the primary consideration in hiring and promotion decisions.

Implementation of the MacBride Principles by Crane Company will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

Opposition Statement of the Board of Directors

The Board of Directors believes as well that Crane Co. benefits by hiring from the widest available talent pool and that an employee’s ability to do the job should be the primary consideration in hiring and promotion decisions, which is why Crane Co. has a long-standing policy of providing equal employment opportunity without regard to sex, race, age, religion, color, national origin, ancestry, veteran status, sexual orientation, marital status, pregnancy, childbirth or related medical conditions, physical or mental disability or any other legally protected status or condition. Crane Co. has one subsidiary located in Northern Ireland, Crane Stockham Valve Limited (‘‘CSVL’’), and CSVL is subject to the same policy.

CSVL is subject to the Northern Ireland Fair Employment Act 1989, as amended and updated by the Fair Employment and Treatment (Northern Ireland) Order 1998 (the ‘‘Fair Employment Act’’), and the Code of Practice for the Promotion of Equality of Opportunity promulgated under the Fair Employment Act. The Fair Employment Act makes religious discrimination and preferential treatment in employment illegal, and requires CSVL to monitor its work force, submit annual returns and regularly review its employment procedures. The Fair Employment Act allows the Equality Commission for Northern Ireland (formerly the Fair Employment Commission) to oversee such regular reviews and provides for the imposition of penalties against employers who are found to have discriminated on the grounds of religious or political beliefs.

As an employer with more than ten employees in Northern Ireland, CSVL is registered under the Fair Employment Act, and thus works with the Equality Commission to further ensure that its employment procedures are not discriminatory. In addition, CSVL entered into a voluntary agreement with the Commission in October 1996 pursuant to which CSVL undertook a program of affirmative action regarding communication of equal opportunity policies and procedures, continuing to provide a working environment without intimidation or harassment, annual auditing of its employment practices and procedures and outreach measures to encourage applications from the Roman Catholic community.

In effect, Crane Co.’s policies and applicable laws endorse the same belief in equality of opportunity that is embodied in the MacBride Principles. However, the Board of Directors does not believe that it is advisable for Crane Co. to endorse or subscribe to the MacBride Principles as set forth in the proposed resolution. By adopting the MacBride Principles, CSVL would become unnecessarily accountable to two sets of similar but not identical fair employment guidelines, which would unnecessarily burden CSVL and its management in the conduct of CSVL’s business. In addition, the Board of Directors is concerned that implementation of a duplicate set of principles could lead to confusion, conflicts and, potentially, unfairness in the workplace. For the foregoing reasons, the Board of Directors believes that adoption of the MacBride Principles is not in the best interests of Crane Co. or its shareholders.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote AGAINST the Shareholder Proposal Regarding Implementation of the MacBride Principles.

MISCELLANEOUS

Solicitation of Proxies.    Crane Co. will bear all of the costs of the solicitation of proxies for use at the Annual Meeting. In addition to the use of the mails, proxies may be solicited by personal interview, telephone, e-mail and fax by directors, officers and employees of Crane Co., who will undertake such activities without additional compensation. To aid in the solicitation of proxies, Crane Co. has retained The Proxy Advisory Group, LLC, which will receive a fee for its services of $9,000. Banks, brokerage houses and other institutions, nominees and fiduciaries will be requested to forward the proxy materials to the beneficial owners of the common stock held of record by such persons and entities and will be reimbursed for their reasonable expenses in forwarding such material.

Incorporation by Reference.    The Audit Committee Report on page 31 of this Proxy Statement shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, and shall not be deemed filed under those Acts, except to the extent that Crane Co. specifically incorporates any such matter in a filed document by reference.

Next Annual Meeting; Shareholder Proposals.    The By-Laws provide that the Annual Meeting of Shareholders will be held on the fourth Monday in April in each year unless otherwise determined by the Board of Directors. Appropriate proposals of security holders intended to be presented at the 2009 Annual Meeting must be received for inclusion in the proxy statement and form of proxy relating to that meeting on or before November 10, 2008. In addition, under the By-Laws, if security holders intend to nominate directors or present proposals at the 2009 Annual Meeting other than through inclusion of such proposals in the proxy materials for that meeting, then Crane Co. must receive notice of such nominations or proposals no earlier than December 22, 2008 and no later than January 21, 2009. If we do not receive notice by that date, then such proposals may not be presented at the 2009 Annual Meeting.

We urge shareholders who do not expect to attend in person to sign, date and return the enclosed proxy in the envelope provided, or to use the internet address or the toll-free telephone number on the enclosed proxy card. In order to avoid unnecessary expense, we ask your cooperation in voting your proxy promptly, no matter how large or how small your holdings may be.

By Order of the Board of Directors,
AUGUSTUS I. DUPONT Secretary

March 10, 2008

CRANE

C123456789

000004

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 7:00 a.m., Eastern Time, on April 21, 2008.

Vote by Internet

- Log on to the Internet and go to **www.investorvote.com/cr**
- Follow the steps outlined on the secured website.

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message.

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

123456 C0123456789 12345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Directors:

Nominee	For	Withhold
01 - E. Thayer Bigelow (term expiring 2011)	☐	☐
02 - Philip R. Lochner, Jr. (term expiring 2011)	☐	☐
03 - Ronald F. McKenna (term expiring 2011)	☐	☐
04 - Charles J. Queenan, Jr. (term expiring 2011)	☐	☐

+

Proposal	For	Against	Abstain
2. Ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for 2008	☐	☐	☐
3. Approval of shareholder proposal concerning adoption of the MacBride Principles	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 JNT

4 2 A V 0 1 6 7 3 8 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

+

<STOCK#> 00UFND

INVESTOR INFORMATION

Visit our web site at **www.craneco.com** where you will find detailed information about the Company, its component businesses and its stock performance. All of this information, including annual reports, SEC filings, earnings, news and dividend releases, can be bookmarked, printed or downloaded from this site.

You may automatically receive e-mail notification of Crane Co. news, the Company's SEC filings, and Crane's daily closing stock price by clicking "Email Alert Signup" at **www.craneco.com**. Once your name has been added to our distribution list, the Company will automatically e-mail you news and information as it is released.

You may also listen to all earnings releases, dividend releases, corporate news and other important announcements 24 hours a day, seven days a week, on demand by dialing our Crane Co. Shareholder Direct Information Line toll-free at 1-888-CRANE-CR (1-888-272-6327).

ELECTRONIC DELIVERY OF PROXY MATERIALS

Shareholders can elect to receive Proxy Materials (proxy statement, annual report and proxy card) over the Internet instead of receiving paper copies in the mail. If you are a registered shareholder and wish to consent to electronic delivery of Proxy Materials, you may register your authorization at www.computershare.com/us/ecomms. If you are a Plan participant, please go to www.econsent.com/cr.

You can locate your account number on your stock certificate, dividend check or plan statement.

▼ **IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

CRANE

Proxy — Crane Co.

Annual Meeting of Shareholders April 21, 2008
This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned does hereby appoint and constitute R. S. Evans, E.C. Fast and A.I duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 29, 2008 at the Annual Meeting of Shareholders of Crane Co. to be held in the Riverside Room at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut on Monday, April 21, 2008 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card or use the toll-free telephone number or Internet web site on the reverse side.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees and FOR Proposal 2 and AGAINST Proposal 3.

CRANE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and AGAINST Proposal 3.

1. Election of Directors:

	For	Withhold
01 - E. Thayer Bigelow (term expiring 2011)	☐	☐
02 - Philip R. Lochner, Jr. (term expiring 2011)	☐	☐
03 - Ronald F. McKenna (term expiring 2011)	☐	☐
04 - Charles J. Queenan, Jr. (term expiring 2011)	☐	☐

+

	For	Against	Abstain
2. Ratify the selection of Deloitte & Touche LLP as independent auditors for the Company for 2008	☐	☐	☐
3. Approval of shareholder proposal concerning adoption of the MacBride Principles	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

1 U P X 0 1 6 7 3 8 2 +

<STOCK#> 00UFOC

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

CRANE

Proxy — Crane Co.

Annual Meeting of Shareholders April 21, 2008
This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned does hereby appoint and constitute R. S. Evans, E.C. Fast and A.I duPont and each of them, true and lawful agents and proxies of the undersigned, with full power of substitution, and hereby authorizes each of them to vote, as directed on the reverse side of this card, or, if not so directed, in accordance with the Board of Directors' recommendations, all shares of Crane Co. held of record by the undersigned at the close of business on February 29, 2008 at the Annual Meeting of Shareholders of Crane Co. to be held in the Riverside Room at the Hyatt Regency Greenwich, 1800 East Putnam Avenue, Old Greenwich, Connecticut on Monday, April 21, 2008 at 10:00 a.m., Eastern Daylight Time, or at any adjournment thereof, with all the powers the undersigned would possess if then and there personally present, and to vote, in their discretion, upon such other matters as may come before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The Proxies cannot vote your shares unless you sign and return this card.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of all nominees and FOR Proposal 2 and AGAINST Proposal 3.